As filed with the Securities and Exchange Commission on January 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SILGAN HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3441; 3085	06-1269834
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Numbers)	(I.R.S. Employer Identification Number)

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

(Address, Including Zip Code, and Telephone Number, Including  Area Code, of Registrant’s Principal Executive Offices)

Frank W. Hogan, III, Esq.

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

(Name, Address, Including Zip Code, and Telephone Number,  Including Area Code, of Agent for Service)

Copies of all communications to:

Robert J. Rawn, Esq.

Pillsbury Winthrop LLP

Financial Centre

695 East Main Street

Stamford, CT 06901

(203) 348-2300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

6¾% Senior Subordinated Notes due 2013	$200,000,000	100%	$200,000,000	$16,180.00

(1)	Determined solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 13, 2004

PRELIMINARY PROSPECTUS

OFFER TO EXCHANGE $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUR

NEW 6¾% SENIOR SUBORDINATED NOTES DUE 2013

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

FOR

ALL OUTSTANDING $200,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUR

6¾% SENIOR SUBORDINATED NOTES DUE 2013 WHICH HAVE

NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on February , 2004, unless extended.

•	We are offering to exchange all of our outstanding old notes which have not been registered under the Securities Act that are validly tendered and not validly withdrawn for an equal principal amount of newly issued notes which are registered under the Securities Act.

•	The terms of the new notes will be substantially identical to the terms of the old notes except for transfer restrictions and registration rights relating to the old notes.

•	The new notes, like the old notes, will be unsecured and will rank equally with our other senior subordinated indebtedness, will be subordinated to all of our senior secured indebtedness and will be effectively subordinated to all existing and future liabilities of our subsidiaries.

•	You may withdraw tenders of old notes at any time before the exchange offer expires. If you withdraw your tender of old notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	You may tender old notes only in denominations of $1,000 and multiples of $1,000.

•	There is no public market for the notes and we do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

For a discussion of certain risks that you should carefully consider before participating in the exchange offer, see “ Risk Factors” beginning at page 8.

We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January     , 2004.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Attention: General Counsel (telephone number (203) 975-7110). In addition, to obtain timely delivery of any information you request, you must submit your request no later than February     , 2004, which is five business days before the date the exchange offer expires.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Until May     , 2004 (90 days after the date of the exchange offer), all dealers offering transactions in the new notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

In this prospectus, “we,” “our,” “us,” and the “Company” mean Silgan Holdings Inc., including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance therewith file reports and other information with the Commission. All such reports and other information filed by us with the Commission can be inspected and copied at prescribed rates at the public reference room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the Commission, which may be accessed from the World Wide Web site at http:\www.sec.gov. Reports, proxy and information statements and other information concerning Silgan Holdings Inc. may be inspected at The Nasdaq Stock Market at 1735 K. Street, N.W., Washington, D.C. 20006.

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information by referring to another document separately filed with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded or modified by information in this prospectus or by information in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 14, 2003.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed on November 14, 2003.

•	Current Reports on Form 8-K filed on January 3, 2003, March 5, 2003, March 31, 2003 (for the event occurring on March 28, 2003), July 31, 2003, August 4, 2003, October 30, 2003 and those portions of the Current Report on Form 8-K filed on November 14, 2003 under Item 5.

The documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus, until the offering of the notes pursuant to this prospectus is terminated, other than any portion of a Current Report on Form 8-K reporting information under Item 9 or Item 12 (and any related exhibits), are also incorporated by reference into this prospectus.

You may access a copy of any of these documents, free of charge, at our website at http://www.silgan.com or you may request a copy of these documents at no cost by writing or telephoning us at the following address: Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901, Tel: (203) 975-7110, Attention: General Counsel. Information contained on our website does not constitute part of this prospectus.

ii

FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus or in documents incorporated by reference herein which are not historical facts are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Exchange Act. These forward-looking statements are made based upon our management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. As a result, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements. Important factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not necessarily limited to:

•	our ability to effect cost reduction initiatives and realize benefits from capital investments;

•	our ability to locate or acquire suitable acquisition candidates on acceptable terms;

•	our ability to assimilate the operations of our acquired businesses into our existing operations;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to retain sales with our major customers;

•	the size and quality of the vegetable and fruit harvests in the midwest and west regions of the United States;

•	changes in the pricing and availability to us of raw materials or our ability generally to pass raw material price increases through to our customers;

•	changes in consumer preferences for different packaging products;

•	competitive pressures, including new product developments or changes in competitors’ pricing for products;

•	changes in governmental regulations or enforcement practices;

•	changes in general economic conditions, such as fluctuations in interest rates and changes in energy costs (such as natural gas and electricity);

•	changes in labor relations and costs;

•	our ability to refinance our senior secured credit facility, or credit agreement, prior to its maturity in 2008, which will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our then outstanding indebtedness and other factors including market conditions; and

•	other factors described elsewhere in this prospectus or in our other filings with the Commission.

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors pursuant to the Private Securities Litigation Reform Act of 1995 should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the Commission.

iii

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. It is not complete and may not contain all the information that you should consider before you decide to participate in the exchange offer. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements, including the notes to those financial statements, and the other documents incorporated by reference in this prospectus. We refer to the outstanding 6¾% senior subordinated notes due 2013 that were issued on November 14, 2003 in a transaction exempt from registration under the Securities Act, or the private offering, as the “old notes.” We refer to the 6¾% senior subordinated notes due 2013 which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part and for which you may exchange your old notes in this exchange offer as the “new notes.” The term “notes” refers to any old notes that remain outstanding after the consummation of this exchange offer and the new notes, collectively.

General

We are a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.0 billion in 2002. We operate 65 manufacturing facilities in the U.S. and Canada. In North America, we are the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Silgan Holdings Inc. is a Delaware corporation. Our principal executive offices are located at 4 Landmark Square, Stamford, Connecticut 06901 and our telephone number is (203) 975-7110.

Recent Developments

On December 15, 2003, we fully redeemed the $475 million remaining outstanding principal amount of our 9% senior subordinated debentures due 2009, or 9% debentures. The redemption price was 103.375% of the principal amount of the outstanding 9% debentures, or approximately $491.0 million, plus accrued and unpaid interest of approximately $1.7 million. We funded the redemption of the 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations. As a result, in the fourth quarter of 2003 we recorded a pre-tax loss on early extinguishment of debt of $18.2 million for the premium paid in connection with the redemption of the 9% debentures and for the write-off of unamortized debt issuance costs and unamortized premium related to the 9% debentures.

THE EXCHANGE OFFER

The Exchange Offer

We are offering to exchange up to $200,000,000 aggregate principal amount of our new notes for a like principal amount of old notes that are properly tendered and accepted. We will issue the new notes on or promptly after this exchange offer expires.

Resale of New Notes

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by you (unless you are a broker-dealer who receives the new notes directly from us to resell under Rule 144A or any other available exemption under the Securities Act of 1933, as amended, or the Securities Act, or you are an “affiliate” of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

•	are acquiring the new notes in the ordinary course of your business; and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as further described below under the caption “Plan of Distribution.”

You must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes if you:

•	are an affiliate of us;

•	do not acquire the new notes in the ordinary course of your business; or

•	tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes.

Expiration Date

This exchange offer will expire at 5:00 p.m., New York City time, on February     , 2004 unless extended, in which case the “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer

The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Commission. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

Procedures for Tendering Old Notes	If you wish to tender your old notes for new notes pursuant to the exchange offer, you must transmit to National City Bank, N.A. as exchange agent, on or before the expiration date, either:

•	a computer generated message transmitted through The Depository Trust Company’s Automated Tender Offer Program, or ATOP, system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

•	a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your old notes or a timely confirmation of book-entry transfer of the old notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender your old notes on your behalf.

If you wish to tender old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed assignment from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent before the expiration date, or you cannot complete the procedures for book-entry transfer on a timely basis, you must tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Old Notes and Delivery of the New Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are property tendered in the exchange offer before the expiration date. The new notes issued under the exchange offer will be delivered on the earliest practicable date following the expiration date, as described below under the caption “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights

You may withdraw your tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date, as described below under the caption “The Exchange Offer—Withdrawal of Tenders.”

Certain U.S. Federal Tax Considerations

The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes, as described below under the caption “Certain U.S. Federal Tax Considerations.”

Exchange Agent	National City Bank, N.A., the trustee under the indenture governing the old notes and the new notes, is serving as the exchange agent for the exchange offer.

Registration Rights Agreement

Simultaneously with the initial sale of the old notes, we entered into a registration rights agreement, which grants the holders of the old notes certain exchange and registration rights. This exchange offer satisfies such rights, which will terminate upon the consummation of the exchange offer.

Consequences of Failure to Exchange Old Notes

If you do not exchange your old notes for new notes, you will continue to be subject to the restrictions on transfer provided in the old notes and in the indenture governing the notes. In general, the old notes may not be offered or sold, unless registered pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the old notes under the Securities Act.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market, if any, for the old notes remaining outstanding after the completion of the exchange offer will be substantially limited. For more information regarding the consequences of not tendering your old notes, see “Risk Factors—Risks Relating to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

We explain the exchange offer in greater detail beginning on page 15.

THE NEW NOTES

The form and terms of the new notes are substantially identical to the form and terms of the old notes, except that the new notes will be registered under the Securities Act and, therefore, the new notes will not have the transfer restrictions or registration rights applicable to the old notes. The new notes will evidence the same debt as the old notes, and both the old notes and the new notes are governed by the same indenture.

Issuer	Silgan Holdings Inc.

New Notes Offered	$200,000,000 aggregate principal amount of our 6¾% Senior Subordinated Notes due 2013.

Maturity	November 15, 2013.

Interest	Interest on the new notes is payable semiannually in cash on May 15 and November 15 of each year, commencing May 15, 2004.

Sinking Fund	None.

Optional Redemption

We may redeem the new notes, in whole or in part, at any time on or after November 15, 2008 initially at 103.375% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after November 15, 2011.

In addition, before November 15, 2006, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to 106.750% of their principal amount, plus accrued interest to the redemption date. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes under the indenture (including any additional notes) remains outstanding.

Change of Control

In the event of a change of control under the terms of the indenture, each holder of the new notes will have the right to require us to purchase such holder’s new notes at a price of 101% of their principal amount plus accrued interest, if any, to the date of purchase.

Ranking	The new notes will be senior subordinated obligations. Accordingly, they will rank:

•	behind all of our existing and future senior indebtedness;

•	behind all existing and future liabilities (including trade payables) of our subsidiaries;

•	equally with all of our other senior subordinated indebtedness; and

•	senior to all subordinated indebtedness.

After giving effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, we and our subsidiaries would have had approximately $1.172 billion of indebtedness outstanding at September 30, 2003, including approximately $968.8 million of senior indebtedness (all of which would have been secured). For additional information on our indebtedness, you should also read “Capitalization” and “Description of Certain Indebtedness.”

At September 30, 2003, our subsidiaries had approximately $421.1 million of other liabilities outstanding excluding indebtedness under our credit agreement. You should also read “Risk Factors—Risks Relating to Our Indebtedness and the Notes” and “Capitalization.”

Certain Covenants	The indenture contains certain covenants which, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	make certain dividends, investments and other restricted payments;

•	create restrictions on the ability of restricted subsidiaries to make certain payments;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with stockholders or affiliates;

•	create liens;

•	sell assets; and

•	with respect to us, consolidate, merge or sell all or substantially all of our assets. These covenants are more fully described below under the caption “Description of the Notes—Covenants.”

Use of Proceeds	We will not receive any cash proceeds in the exchange offer.

We explain the notes in greater detail beginning on page 25.

RISK FACTORS

You should carefully consider all of the information in this prospectus, or incorporated by reference herein, including the discussion under the caption “Risk Factors” beginning on page 8, before participating in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our computation of our ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002(b)	2002(b)	2001	2000(b)	1999	1998
Ratio of earnings to fixed charges (a)	2.18	2.41	2.19	1.89	1.56	1.44	1.88

(a)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and equity in losses of affiliates plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, other debt expense and the portion of rental expense that is representative of the interest factor in such rentals.

(b)	Effective January 1, 2003, we adopted Statement of Financial Accounting Standards, or SFAS, No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Among other provisions, SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” such that certain gains or losses from the extinguishment of debt are no longer classified as extraordinary items. Upon adoption in 2003, the extraordinary items for losses on early extinguishment of debt of $1.0 milion, $1.0 million and $6.9 million before income taxes recorded for the nine months ended September 30, 2002 and the years ended December 31, 2002 and December 31, 2000, respectively, were reclassified to interest and other debt expense in our consolidated statements of income.

RISK FACTORS

You should consider carefully all of the information set forth, or incorporated by reference, in this prospectus and, in particular, the following risks before you decide to participate in the exchange offer. The risk factors set forth below, other than under the subheading “Risks Relating to the Exchange Offer,” are generally applicable to the old notes as well as the new notes. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations, including under the notes.

We have a significant amount of indebtedness. We incurred much of this debt as a result of financing acquisitions. After giving effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, we would have had approximately $1.172 billion of total consolidated indebtedness at September 30, 2003, including $170.5 million of revolving loans. In addition, at September 30, 2003, after taking into account letters of credit and after giving effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, we would have had approximately $207.6 million of additional revolving loans available to be borrowed under our credit agreement. We are also permitted to incur up to an additional $125.0 million of incremental term loans under our credit agreement.

A substantial portion of our cash flow must be used to service indebtedness and is therefore not available to be used in our business. In 2002, we paid $73.3 million in interest on our indebtedness and made mandatory principal repayments of $3.0 million. In addition, a substantial portion of our indebtedness bears interest at floating rates, and therefore a substantial increase in interest rates could adversely impact our results of operations. Based on our average outstanding amount of variable rate indebtedness in 2002, a one percentage point change in the interest rates for our variable rate indebtedness would have impacted our 2002 interest expense by an aggregate of approximately $4.3 million after taking into account the average outstanding notional principal amount of our interest rate swap agreements during 2002.

Our substantial indebtedness could have important consequence to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital and capital expenditures, and for other general corporate purposes; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Despite our current levels of indebtedness, we may incur additional debt in the future, which could increase the risks associated with our substantial leverage.

We are continually evaluating and pursuing acquisition opportunities in the consumer goods packaging market and may incur additional indebtedness, including senior indebtedness and secured indebtedness such as indebtedness under our credit agreement to finance any such acquisitions and to fund any resulting increased operating needs. In early 2003, for example, we incurred additional indebtedness under our credit agreement to fund our acquisitions of the metal food can manufacturing subsidiary of Pacific Coast Producers, the remaining 65% interest in the White Cap LLC joint venture that we did not already own and substantially all of the assets of Thatcher Tubes LLC. If new debt is added to our current debt levels, the related risks we now face could increase. We will have to effect any new financing in compliance with the agreements governing our then existing indebtedness. In addition, the indenture governing the notes also permits us to incur certain specified additional indebtedness, including senior indebtedness, secured indebtedness and other indebtedness that is effectively senior to or pari passu with the notes. For example, the indenture governing the notes allows us to incur any such indebtedness as long as our Interest Coverage Ratio (as defined under “Description of the Notes—Certain Definitions”) is at least 2.0 to 1. At September 30, 2003, after giving effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, our Interest Coverage Ratio would have been approximately 5.3 to 1.

Your right to receive payments on the notes is junior to all of our existing and future senior indebtedness.

Your right to receive payments of principal and interest on the notes is expressly subordinate to all of our existing and future senior indebtedness, including all indebtedness outstanding under our credit agreement. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon the acceleration of senior indebtedness, the lenders under our credit agreement and any holder of other senior indebtedness must be paid in full before the holders of the notes may be paid. In addition, payments on the notes might not be permitted if a payment default under any senior indebtedness exists or if another default exists under any of our designated senior indebtedness.

We, and substantially all of our subsidiaries, guarantee the obligations under our credit agreement and such guarantees are secured by collateral which could be foreclosed upon by our lenders if we default.

Our obligations under our credit agreement are guaranteed by us and substantially all of our subsidiaries. The guarantee is secured by first priority liens on all of our material assets and by pledges of the capital stock of substantially all of our subsidiaries. These liens are prior to the claims of the holders of the notes. If we default under our credit agreement, the lenders generally would have the right to accelerate and declare due all of our outstanding indebtedness under the credit agreement. In the event of a default or our bankruptcy, insolvency, or other winding up, or upon the acceleration of any of our senior indebtedness, such assets and stock would be available to satisfy the guaranteed obligations before any payment from those assets could be made on the notes. To the extent such assets were not sufficient to repay all of our obligations and guarantees under the credit agreement, the lenders would have a claim against us that is senior to any claims of the holders of the notes. As described under “Description of Certain Indebtedness—Description of the credit agreement,” at September 30, 2003, the outstanding principal amounts of term loans and revolving loans under our credit agreement were $598.3 million and $133.0 million, respectively. After giving effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, the outstanding principal amounts of term loans and revolving loans under our credit agreement would have been $798.3 million and $170.5 million, respectively, at September 30, 2003. In addition, under the indenture governing the notes, we may incur additional indebtedness, including senior indebtedness and secured indebtedness such as additional indebtedness under our credit agreement.

We are a holding company and our ability to meet our obligations under the notes largely depends upon the financial condition and indebtedness of our operating subsidiaries.

We are a holding company with no significant assets other than our investments in our subsidiaries. We conduct our operations principally through each of our wholly owned operating subsidiaries, Silgan Containers

Corporation and Silgan Plastics Corporation. Therefore, our ability to make interest and principal payments on the notes largely depends upon the future performance and the cash flow of our operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for our products, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries. In addition, because our subsidiaries do not guarantee the payment of principal of or interest on the notes, claims of the holders of the notes effectively will be subordinated to the claims of the creditors of our operating subsidiaries, including trade creditors. At September 30, 2003, our subsidiaries had approximately $421.1 million of other liabilities, excluding indebtedness under our credit agreement, effectively senior to the notes.

The terms of our debt instruments restrict the manner in which we conduct our business and may limit our ability to implement elements of our growth strategy.

The instruments and agreements governing our indebtedness contain numerous covenants, including financial and operating covenants, some of which are quite restrictive. In particular, certain financial covenants under our credit agreement become more restrictive over time in anticipation of scheduled debt amortization and improved operating results. These covenants affect, and in many respects limit, among other things, our ability to:

•	incur additional indebtedness;

•	create liens;

•	consolidate, merge or sell assets;

•	make certain capital expenditures;

•	make certain advances, investments and loans;

•	enter into certain transactions with affiliates;

•	engage in any business other than the packaging business;

•	pay dividends; and

•	repurchase stock.

The factors described above could adversely affect our ability to meet our financial obligations, including our obligations to the holders of the notes. These covenants could also restrict us in the pursuit of our growth strategy.

We may not be able to refinance our credit agreement prior to its maturity and as a result our ability to make payments of interest and principal on the notes could be adversely affected.

We will have to refinance all of our indebtedness under our credit agreement prior to the maturity of the notes. Our ability to refinance this indebtedness will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing our then outstanding indebtedness and other factors, including market conditions. In addition, the notes permit us to incur a substantial amount of additional indebtedness, which may mature prior to the maturity date of the notes. We cannot assure you that we will be able to refinance our credit agreement or any other indebtedness, and if we are unable to effect any such refinancing, our ability to make payments of cash interest and principal on the notes could be adversely affected.

Our ability to repurchase the notes upon a Change of Control may be limited.

We are required under the indenture governing the notes to repurchase the notes upon a change of control. In addition, before we can repurchase the notes in the event of a change of control, we are required under the indenture governing the notes to either repay all of our indebtedness then outstanding or obtain the consent of our creditors to permit the repurchase of the notes.

We cannot assure you that we will have sufficient funds available at the time of any change of control to make any debt payment (including repurchases of notes) required by the foregoing covenant. The above covenant requiring us to repurchase the notes will, unless consents are obtained prior to or concurrently with such note repurchase, require us to repay all indebtedness then outstanding which by its terms would prohibit the note repurchase.

Our principal stockholders have substantial influence over Silgan Holdings Inc. and their interests may conflict with yours.

Messrs. Silver and Horrigan, our Co-Chief Executive Officers, own approximately 39% of our outstanding common stock and have significant influence over our management policies and corporate affairs. Certain decisions concerning our operations or financial structure may present conflicts of interest between owners of common stock and the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the owners of our common stock may conflict with those of the holders of the notes. In addition, owners of our common stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that in their judgment could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

Risks Relating to the Exchange Offer

You will remain subject to transfer restrictions if you fail to exchange your old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, your old notes will continue to be subject to the restrictions on transfer as stated in the legend on the old notes, in the indenture and in the offering memorandum relating to the old notes and you will not be entitled to an increased interest rate on the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently intend to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

You must follow certain procedures to tender your old notes and failure to do so could, among other things, result in the loss of your right to receive new notes.

The new notes will be issued in exchange for your old notes only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Your failure to follow the procedures may result in delay in receiving new notes on a timely basis or in your loss of the right to receive new notes. Neither we nor the exchange agent is under any duty to give notification of defect or irregularities with respect to tenders of old notes for exchange.

If you tender old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

A public market for the new notes may not develop, in which case the liquidity and the market price for the new notes could be adversely affected.

The new notes are a new issue of securities with no established trading market and we currently do not intend to list the new notes on any securities exchange or automated dealer quotation system. Even if a trading market develops, the liquidity of such a trading market, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects generally. As a result, we cannot assure you that an active trading market will develop for the new notes. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer would reduce liquidity and could lower the market price of those new notes.

Risks Relating to Our Business and Our Industry

We face intense competition from many companies and we may lose sales or experience lower margins on sales as a result of price competition.

The manufacture and sale of metal and plastic containers and closures is highly competitive. We compete with other packaging manufacturers as well as packaged goods companies who manufacture containers for their own use and for sale to others.

We estimate that approximately 85% of our projected metal food container sales in 2003 and more than a majority of projected sales for our plastic container business in 2003 will be pursuant to multi-year supply arrangements. In general, many of these arrangements provide that during the term the customer may receive competitive proposals for all or up to a portion of the products we furnish to the customer. We have the right to retain the business subject to the terms and conditions of the competitive proposal.

Under our multi-year supply agreements with Nestlé Food Company, or Nestlé, Nestlé has the right at any time to receive competitive proposals only under limited circumstances. In the case of our multi-year supply agreements with Del Monte Corporation, or Del Monte, and Campbell Soup Company, or Campbell, each of Del Monte and Campbell may receive competitive proposals, provided that they are for 100% of the annual volume of metal food containers at any of its facilities. Additionally, Del Monte may not purchase more than 50% of its metal food containers from other suppliers pursuant to competitive proposals.

If we match a competitive proposal, it may result in reduced sales prices for the products that are the subject of the proposal. If we choose not to match a competitive proposal, we may lose the sales that were the subject of the proposal.

A substantially lower than normal crop yield may reduce demand for our metal food containers.

Our metal food container business sales are dependent, in part, upon the vegetable and fruit harvests in the midwest and western regions of the United States. The size and quality of these harvests varies from year to year, depending in large part upon the acreage planted each year and the weather conditions in those regions, and our results of operations could be impacted accordingly. In 2001, for example, net sales for our metal food container business decreased from the prior year’s net sales due in part to a reduced fruit and vegetable pack. Our sales, income from operations and net income could be materially adversely affected in a year in which crop yields are substantially lower than normal in both of the prime agricultural regions of the United States in which we operate.

The seasonality of the fruit and vegetable packaging industry causes us to incur short term debt.

We sell metal containers used in fruit and vegetable pack processing which is a seasonal industry. As a result, we have historically generated a disproportionate amount of our annual income in our second and third quarters. Additionally, as is common in the packaging industry, we must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year-end. Due to our seasonal requirements, we expect to incur short-term indebtedness in the form of senior secured debt under our credit agreement to finance our working capital requirements.

If we are unable to retain the services of our Co-Chief Executive Officers, our business could be adversely affected because we may not be able to execute our business strategy.

Our success depends to a large extent on R. Philip Silver, our Chairman of the Board and Co-Chief Executive Officer, and D. Greg Horrigan, our President and Co-Chief Executive Officer. We have no employment agreement with Mr. Silver or Mr. Horrigan. The loss of Mr. Silver and Mr. Horrigan could have a material adverse effect on our business.

We may not be able to pursue our growth strategy by acquisition.

Historically, we have grown predominantly through acquisitions. Our future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. We may not be able to locate or acquire other suitable acquisition candidates consistent with our strategy, and we may not be able to fund future acquisitions because of limitations relating to our indebtedness or otherwise.

Future acquisitions may create risks and uncertainties that could adversely affect our operating results and divert our management’s attention.

In pursuing our strategy of growth through acquisitions, we will face risks commonly encountered with an acquisition strategy. These risks include:

•	failing to assimilate the operations and personnel of the acquired businesses;

•	disrupting our ongoing business;

•	dissipating our limited management resources; and

•	impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management.

Through our experience integrating our acquisitions, we have learned that depending upon the size of the acquisition, it can take us up to two to three years to completely integrate an acquired business into our operations and systems and realize the full benefit of the integration. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition. Moreover, additional indebtedness incurred to fund acquisitions could adversely affect our liquidity and financial stability.

Our financial results could be adversely affected if we are not able to obtain sufficient quantities of raw materials or maintain our ability to pass raw material price increases through to our customers.

We purchase steel, aluminum, plastic resins and other raw materials from various suppliers. Sufficient quantities of these raw materials may not be available in the future. In addition, such materials are subject to price fluctuations due to a number of factors including increases in demand from other industries for the same raw materials, the availability of other substitute materials and general economic conditions that are beyond our control. We generally have been able to pass raw material price increases through to our customers. The loss of our ability to pass those price increases through to our customers or the inability of our suppliers to meet our raw material requirements could have a materially adverse impact on our business, financial condition or results of operations.

Changes to the current regulatory scheme to which we are subject could materially increase our compliance costs.

We continually review our compliance with environmental and other laws, such as the Occupational Safety and Health Act and other laws regulating noise exposure levels and other safety and health concerns in the production areas of our plants. We may incur liabilities for noncompliance, or substantial expenditures to achieve compliance, with changes to environmental and other laws in the future. In July 2003, we agreed to a Consent Decree pursuant to which, following entry of the Consent Decree with the court, we would pay the federal Environmental Protection Agency a $659,500 fine and make certain plant and operational changes in response to alleged past violations of the federal Clean Air Act at six of our facilities in California. The Consent Decree was filed with the U.S. District Court, Eastern District of California, and was entered by the court in December 2003 upon expiration of the notice period without comments. As a result of the entry of the Consent Decree, we paid the fine in late December 2003. In August 2003, we entered into a settlement agreement and release with Jefferson County, Alabama Department of Health pursuant to which we paid $350,000 to settle allegations of past air pollution violations at our Tarrant City, Alabama leased facility. In addition, stricter regulations, or stricter interpretations of existing laws or regulations, may impose new liabilities on us, having a material adverse effect on our capital expenditures, earnings, financial position or competitive position.

Prolonged work stoppages at our facilities with unionized labor could jeopardize our financial position.

As of December 31, 2002, we employed approximately 5,700 hourly employees on a full-time basis. Approximately 52% of our hourly plant employees as of that date were represented by a variety of unions. Our labor contracts expire at various times between 2004 and 2008. Prolonged work stoppages at our facilities could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure you that, upon expiration of existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms no less favorable than current agreements.

If the investments in our pension plans do not perform as expected, we may have to contribute additional amounts to these plans, which would otherwise be available to cover operating and other expenses.

We maintain noncontributory, defined benefit pension plans covering substantially all of our employees, which we fund based on certain actuarial assumptions. The plans’ assets consist primarily of common stocks and fixed income securities. If the investments in the plans do not perform at expected levels, then we will have to contribute additional funds to ensure that the plans will be able to pay out benefits as scheduled. Such an increase in funding could result in a decrease in our available cash flow.

If we were required to write down all or part of our goodwill, our net income and net worth could be materially adversely affected.

As a result of our acquisitions, we have $217.6 million of goodwill, net recorded on our consolidated balance sheet at September 30, 2003. We are required to periodically determine if our goodwill has become impaired, in which case we would write down the impaired portion of our goodwill. If we were required to write down all or part of our goodwill, our net income and net worth could be materially adversely affected.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold $200,000,000 aggregate principal amount of the old notes in a private offering on November 14, 2003 to Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Banc of America Securities LLC, the initial purchasers, pursuant to the terms of a purchase agreement. The initial purchasers subsequently resold the old notes to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into a registration rights agreement which requires that we, among other things:

•	file with the Commission a registration statement under the Securities Act covering the offer by us to exchange all of the old notes for the new notes;

•	use our best efforts to cause such registration statement to become effective under the Securities Act and commence the exchange offer promptly thereafter;

•	use our best efforts to consummate the exchange offer on or prior to a date that is 90 days after the date such registration statement is declared effective by the Commission; and

•	keep the exchange offer open for not less than 30 days.

In addition, there are circumstances under which we are required under the registration rights agreement to file a shelf registration statement with respect to the resale of the old notes. The registration rights agreement provides that if by May 14, 2004, the exchange offer is not consummated or a shelf registration is not declared effective, the annual interest rate borne by the old notes will be increased by 0.5% per annum until the exchange offer is consummated or the shelf registration is declared effective.

Upon the effectiveness of that registration statement, we will offer the new notes in exchange for the old notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our obligations under the registration rights agreement. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed assignment from the registered holder.

Resale of New Notes

We have not requested, and do not intend to request, an interpretation by the staff of the Commission as to whether the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based upon existing interpretations by the staff of the Commission contained in no-action letters issued to third parties, and subject to the immediately following sentence, we believe that you may exchange old notes for new notes in the ordinary course of business and that you will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering to purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the new notes. However, the foregoing does not apply to you if you are:

•	a broker-dealer who purchased the old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

•	an “affiliate” of us within the meaning of Rule 405 under the Securities Act.

In addition, if:

•	you are a broker-dealer tendering old notes purchased directly from us for your own account; or

•	you acquire new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes you cannot rely on the position of the staff of the Commission contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives new notes for its own account in exchange for old notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes surrendered pursuant to the exchange offer. You may tender old notes only in integral multiples of $1,000.

The form and terms of the new notes are substantially identical to the form and terms of the old notes except that:

•	we have registered the new notes under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer; and

•	holders of the new notes will not be entitled to any of the rights of holders of old notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The new notes will evidence the same debt as the old notes and will be issued under the same indenture, so the old notes not exchanged in the exchange offer and the new notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $200,000,000 aggregate principal amount of old notes are outstanding and registered in the name of Cede&Co., as nominee for The Depository Trust Company, or DTC. Only registered holders of the old notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

You do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the Commission thereunder.

We shall be deemed to have accepted validly tendered old notes when, as and if we shall have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. Old notes that are not tendered for exchange under the exchange offer will remain outstanding and you will be entitled to the rights and benefits you have as holders under the indenture.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time on February     , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and the exchange agent will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting any old notes;

•	to extend the exchange offer;

•	if any of the conditions listed below under “—Conditions” shall not have been satisfied, to refuse to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer; or

•	to amend the terms of the exchange offer in any manner.

We will follow any such delay in acceptances, extension, termination or amendment as promptly as practicable with oral or written notice thereof to the exchange agent and the registered holders. If we determine to amend the exchange offer in a manner constituting a material change, we will promptly disclose such amendment in a prospectus supplement that we will distribute to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on New Notes

The new notes will accrue interest from November 14, 2003 or, if the exchange offer is not consummated by May 15, 2004, from the date of the last interest payment on the old notes. Such interest will be payable semi-annually in cash on May 15 and November 15 of each year. If your old notes are accepted for exchange, you will be deemed to have waived the right to receive any interest accrued on the old notes.

Procedures for Tendering

You may tender old notes in the exchange offer only if you are a registered holder of old notes. To tender in the exchange offer by utilizing the letter of transmittal, you must:

•	complete, sign and date the letter of transmittal, or a facsimile;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent prior to the expiration date.

In addition, either:

•	the exchange agent must receive certificates for the old notes along with the letter of transmittal into its account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Alternatively, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may utilize ATOP to tender old notes in lieu of the letter of transmittal. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with ATOP procedures for transfer. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering old notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letters of transmittal; and

•	we may enforce such agreement against such participant.

If you do not withdraw your tender prior to the expiration date, it will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send any letter of transmittal or old notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct them to tender such old notes on your behalf. If you wish to tender your old notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of old notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution, meaning, an institution which is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule l7Ad-15 under the Exchange Act.

No such guarantee is required if the signatures on a letter of transmittal or a notice of withdrawal for old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder, the old notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder as their name appears on the old notes.

If the letter of transmittal or any old notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived by us, you must cure any defects or irregularities in connection with tenders of old notes within the time as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that remain outstanding after the expiration date, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. We also reserve the right, as described below under “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

If you wish to tender old notes in exchange for new notes in the exchange offer, we will require that you represent to us that, among other things:

•	you are not an affiliate of us;

•	you will acquire any new notes in the ordinary course of your business;

•	you are not engaging nor do you intend to engage in a distribution of such new notes; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the new notes.

In addition, in connection with the resale of new notes, any participating broker-dealer who acquired the old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Return of Old Notes

If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you withdraw any tendered old notes or submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged old notes without expense to you as promptly as practicable. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the old notes to an account maintained with the depositary as promptly as practicable after the expiration date.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC’s book-entry transfer facility for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC. Although delivery of old notes may be effected through book-entry transfer at DTC, you must transmit and the exchange agent must receive, the letter of transmittal or facsimile of the letter of transmittal, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents at the address below under “—Exchange Agent” on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old notes and (1) your old notes are not immediately available, or (2) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date or (3) you cannot comply with the book-entry transfer procedures on a timely basis, you may effect a tender if:

(a) the tender is made by or through an eligible guarantor institution;

(b) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery), substantially in the form provided by us, that:

•	states your name and address, the certificate number(s) of the old notes (if you hold physical certificates representing the old notes) and the principal amount of old notes tendered;

•	states that the tender is being made by that notice of guaranteed delivery; and

•	guarantees that, within five New York Stock Exchange trading days after the expiration date, the eligible institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

(c) the exchange agent receives within five New York Stock Exchange trading days after the expiration date either the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and other documents required by the letter of transmittal.

Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn including the certificate number; and

•	be signed by you in the same manner as the original signature on the letter of transmittal by which such old notes were tendered including any required signature guarantees.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us and shall be final and binding on all parties. We will not deem any old notes properly withdrawn to have been validly tendered for purposes of the exchange offer, and we will not issue new notes with respect to those old notes unless you validly retender the withdrawn old notes. Properly withdrawn old notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new notes for, any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission.

If we determine in our sole discretion that any of these conditions is not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to your rights to withdraw the old notes; or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire prior to or during such five to ten business day period.

Termination of Certain Rights

All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

•	indemnify you and certain parties related to you against certain liabilities including liabilities under the Securities Act; and

•	provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such old notes pursuant to Rule 144A.

Exchange Agent

National City Bank, N.A. has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery with respect to the old notes should be addressed to the exchange agent as follows:

By Registered Mail, Certified Mail, Overnight Courier or Hand Delivery:

National City Bank, N.A.

629 Euclid Avenue, Suite 635

Cleveland, OH 44114

Attention: Corporate Trust Administration

By Telephone: (216) 222-9352

By Facsimile: (216) 222-9326

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; additional principal solicitations may be made by telecopier, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers-dealers or others soliciting acceptances of the exchange offer. We will however, pay the exchange agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

We will pay cash expenses to be incurred in connection with the exchange offer which we estimate in the aggregate to be approximately $0.2 million. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. The amount of any transfer taxes will be payable by you if:

•	certificates representing new notes, or old notes not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	the old notes tendered are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer.

If you do not submit satisfactory evidence of payment of the transfer taxes or exemption therefrom with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Consequence of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, those old notes may be resold only:

•	to a person to whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the old notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which we will cancel. As such, the issuance of the new notes in exchange for old notes will not result in any increase in our indebtedness.

We used the net proceeds from the issuance of the old notes in the private offering, together with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, to redeem in full our remaining 9% debentures on December 15, 2003 at 103.375% of the principal amount plus accrued and unpaid interest to the redemption date.

CAPITALIZATION

The following table sets forth our consolidated capitalization at September 30, 2003:

•	on an actual basis;

•	as adjusted giving effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations.

You should read this table in conjunction with our consolidated financial statements and related notes and other financial information included in the incorporated documents as described under “Where You Can Find More Information; Incorporation by Reference.”

	September 30, 2003
	Actual	As Adjusted
	(Unaudited) (Dollars in millions)
Long-term debt:
Bank debt:
Bank Revolving Loans (a)	$133.0	$170.5
Bank A Term Loans	100.0	100.0
Bank B Term Loans (a)	498.3	698.3

Total bank debt	731.3	968.8
Subordinated debt:
9% Debentures (a)(b)	479.8	—
6¾% Notes	—	200.0
Other	3.0	3.0

Total subordinated debt	482.8	203.0

Total debt:	1,214.1	1,171.8
Less current portion	154.7	194.3

Total long-term debt	1,059.4	977.5
Stockholders’ equity:
Common stock, par value $.01 per share, 100,000,000 shares authorized, 20,950,517 shares issued and 18,265,042 shares outstanding	0.2	0.2
Paid-in capital	125.6	125.6
Retained earnings (c)	63.3	52.3
Accumulated other comprehensive loss	(13.6)	(13.6)
Treasury stock at cost (2,685,475 shares)	(60.4)	(60.4)

Total stockholders’ equity	115.1	104.1

Total capitalization	$1,329.2	$1,275.9

(a)	The amount of bank revolving loans and bank B term loans as adjusted at September 30, 2003 gives effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, along with the net proceeds from the issuance of the old notes in the private offering.
(b)	The amount at September 30, 2003 includes unamortized premium of $4.8 million. The reduction in outstanding 9% debentures reflects the redemption in full of our 9% debentures that occurred in December 2003.
(c)	The reduction in retained earnings from $63.3 million to $52.3 million reflects the loss on early extinguishment of debt, net of income taxes, for the premium paid and write-off of unamortized debt issuance costs and unamortized premium in connection with the redemption of $475 million aggregate principal amount of our 9% debentures that occurred in December 2003.

DESCRIPTION OF THE NOTES

We issued the old notes under an indenture, dated as of November 14, 2003, between Silgan Holdings Inc. and National City Bank, N.A., as Trustee, which we refer to as the “indenture,” copies of which you may request from us as described under “Where You Can Find More Information; Incorporation by Reference.” The new notes will also be issued under the indenture. The new notes offered hereby are identical to the old notes, except the new notes will not contain transfer restrictions and you will no longer have any registration rights. Any old notes that remain outstanding after the consummation of the exchange offer, together with the new notes, collectively, the “notes,” will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages of an aggregate principal amount of the outstanding notes will be deemed, at any time after the exchange offer is consummated, to be references to the same percentages of the aggregate principal amount of the old notes and new notes, treated as one class, then outstanding.

The following summary of certain provisions of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by the Trust Indenture Act of 1939, as amended. Unless we otherwise indicate or the context otherwise requires, when we refer to the term “holder” or “holders,” we are referring to the registered holder or holders of any note. In addition, for purposes of this section, references to “we,” “us,” or “our” mean Silgan Holdings Inc. and its successors under the indenture and not its subsidiaries. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.”

General

The old notes are, and the new notes will be, unsecured senior subordinated obligations of Silgan Holdings Inc. and will mature on November 15, 2013. The old notes currently bear, and the new notes will bear, interest at 6¾% per annum from November 14, 2003 or from the most recent interest payment date on which interest has been paid or provided for, payable semiannually on the interest payment dates of May 15 and November 15 of each year, commencing May 15, 2004, to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the corporate trust office of the Trustee’s Window at 55 Water Street, First Floor, Jeanette Park Entrance, New York, NY 10041 or at our option, payment of interest may be made by check mailed to the holders at their addresses as they appear in the records of the Trustee.

The old notes were, and the new notes will be, issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge.

We may issue additional notes, in an unlimited amount, under the indenture, subject to the covenants below, covenants in our other agreements and applicable law. Any such additional notes subsequently issued together with the new notes and any old notes that remain outstanding after the consummation of the exchange offer, will be treated as a single class for all purposes under the indenture.

Optional Redemption

Beginning November 15, 2008, we, at any time and from time to time, may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s last address as it appears in the records of the Trustee at the redemption prices (expressed in percentages of principal amount), set forth below plus accrued and unpaid interest to the date fixed for such redemption pursuant to the indenture (subject to the right of holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing November 15, of the years indicated below:

Year	Redemption Price
2008	103.375%
2009	102.250
2010	101.125
2011 and thereafter	100.000

In the case of any partial redemption, the Trustee shall select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed. If the notes are not listed on a national securities exchange, then the Trustee shall make the selection on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

In addition, at any time prior to November 15, 2006, we may redeem up to 35% of the principal amount of the notes (including any additional notes) with the Net Cash Proceeds of one or more sales of our Capital Stock (other than Disqualified Stock) at a redemption price (expressed as a percentage of principal amount) of 106.750%, plus accrued interest to the redemption date; provided that at least 65% of the aggregate principal amount of notes (including any additional notes) remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

No note of $1,000 in principal amount or less, however, shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder upon cancellation of the original note.

Mandatory Redemption

We are not required to make any mandatory redemption of the notes.

Sinking Fund

There will be no sinking fund payments for the notes.

Ranking

The Indebtedness evidenced by the notes will:

•	be subordinated to all of our existing and future Senior Indebtedness (as defined below);

•	be effectively subordinated to all existing and future liabilities (including trade payables) of our subsidiaries;

•	rank equal in right of payment with all of our senior subordinated indebtedness (including any old notes that remain outstanding after the consummation of the exchange offer); and

•	be senior in right of payment to all of our subordinated indebtedness.

After giving effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, we and our subsidiaries would have had approximately $1.172 billion of indebtedness outstanding at September 30, 2003, including approximately $968.8 million of Senior Indebtedness (all of which would have been secured indebtedness under our Credit

Agreement). The Credit Agreement is secured by substantially all of our assets and the assets of our subsidiaries. At September 30, 2003, our subsidiaries had other liabilities of approximately $421.1 million, excluding indebtedness under our credit agreements. For additional information you should also read the sections entitled “Risk Factors,” “Capitalization” and “Description of Certain Indebtedness.”

To the extent any payment of Senior Indebtedness (whether by or on behalf of us, a successor corporation, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligations not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes of the indenture as if such declaration, invalidity or setting aside had not occurred.

We must pay the holders of Senior Indebtedness for all amounts due or to become due upon all Senior Indebtedness before the holders of the notes shall be entitled to receive any payment or any payment to acquire any of the notes in the event of:

•	our dissolution, winding-up, liquidation or reorganization; or

•	our bankruptcy, insolvency, receivership or other proceedings.

Before we may make any payment upon any such dissolution, winding-up, liquidation or reorganization, any payment to which the holders of the notes would be entitled, but for the subordination provisions of the indenture, shall be made by us, by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders of the notes or the Trustee if received by them, directly to the holders of the Senior Indebtedness, or their representatives, to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment distribution or provision therefor, to or for the holders of such Senior Indebtedness.

We also may not make any payment in respect of the notes if:

•	there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness and the default shall not have been cured or waived by the holders of such Senior Indebtedness;

•	any other event of default occurs and is continuing under the Credit Agreement that permits the acceleration of the maturity of the Credit Agreement for a period (a “Payment Blockage Period”) commencing on the earlier of the date of receipt of the notice of payment blockage from the Bank Agent or the date of such acceleration and ending 159 days thereafter; or

•	any other event of default occurs and is continuing under any other Designated Senior Indebtedness (as defined below) that permits the acceleration of the maturity of the Designated Senior Indebtedness for a Payment Blockage Period commencing on the date of receipt by the Trustee of written notice from the trustee or other representative for the holders of such other Designated Senior Indebtedness and ending 119 days thereafter.

Not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days. The commencement, however, of a Payment Blockage Period by representatives for, or the holders of Designated Senior Indebtedness, other than under the Credit Agreement, shall not bar the commencement of another Payment Blockage Period by the Bank Agent within such period of 360 consecutive days. Notwithstanding anything in the indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect.

No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by representatives for, or the holders of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

As a result of the subordination provisions described above, in the event of liquidation or insolvency, our creditors who are not holders of Senior Indebtedness or of the notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the notes.

For purposes of the preceding “Ranking” section, “Senior Indebtedness” is defined to mean:

•	all of our Indebtedness and other monetary obligations under the Credit Agreement, any Interest Rate Agreement or any Currency Agreement;

•	all of our other Indebtedness (other than Indebtedness evidenced by the notes) including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is equal in right of payment with, or subordinated in right of payment to, the notes;

•	all fees, expenses and indemnities payable in connection with the Credit Agreement, Currency Agreements and Interest Rate Agreements; and

•	interest accruing subsequent to events of bankruptcy at the rate provided for in the document governing such Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

“Senior Indebtedness” shall not, however, include:

•	any of our Indebtedness that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to us;

•	any of our Indebtedness to our subsidiaries or to a joint venture in which we have an interest;

•	any of our Indebtedness (other than such Indebtedness under the Credit Agreement or under any Interest Rate Agreement or any Currency Agreement of the type described in the first bullet point in the definition of “Senior Indebtedness” above) of the type described in the second bullet point in the definition of “Senior Indebtedness” above not permitted by the “Limitation on Indebtedness” covenant discussed below;

•	any repurchase, redemption or other obligation in respect of redeemable stock;

•	any Indebtedness to any of our employees or officers or any of our subsidiaries;

•	any liability for federal, state, local or other taxes owed or owing by us; or

•	any Trade Payables.

For the purposes of the preceding “Ranking” section, “Designated Senior Indebtedness” means:

•	Indebtedness under the Credit Agreement, including refinancings; and

•	any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $50 million and is specifically designated by us in the instrument creating or evidencing such Senior Indebtedness as “Designated Senior Indebtedness.”

Covenants

Limitation on Indebtedness

We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the notes and Indebtedness existing on the Closing Date). We and our Restricted Subsidiaries may, however, Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

In addition, we and any Restricted Subsidiary may, however, Incur each and all of the following:

(1) Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding, the Credit Agreement Amount, less any amount of such Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant described below;

(2) Indebtedness owed to us evidenced by a promissory note or to any of our Restricted Subsidiaries, provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund then outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (2), (4), (6) or (10) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses). Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is equal in right of payment with, or subordinated in right of payment to, the notes is only permitted under this clause (3) if:

(a) in case the notes are refinanced in part or the Indebtedness to be refinanced is equal in right of payment with the notes, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made equal in right of payment with, or subordinate in right of payment to, the remaining notes;

(b) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding is expressly made subordinate in right of payment to the notes remaining outstanding at least to the extent that the Indebtedness to be refinanced is subordinated to the notes;

(c) the new Indebtedness, determined as of the date of its Incurrence, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of the new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and

(d) in no event may our Indebtedness that is equal in right of payment with, or subordinated to, the notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (3);

(4) Indebtedness:

(a) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(b) under Currency Agreements, Interest Rate Agreements and commodity hedging agreements that are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates, interest rates or commodity prices and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or by reason of fees, indemnities and compensation payable thereunder; and

(c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or obligations of any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

(5) our Indebtedness, to the extent the net proceeds thereof are promptly (a) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (b) deposited to defease the notes as described below under “Defeasance”;

(6) Guarantees of our Indebtedness and Indebtedness of any Restricted Subsidiaries to the extent the Indebtedness is otherwise permitted to be Incurred under this “Limitation of Indebtedness” covenant, provided that in the case of a Guarantee by a Restricted Subsidiary, the Restricted Subsidiary must comply with the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant described below to the extent applicable;

(7) obligations in respect of letters of credit not to exceed $30 million outstanding at any one time;

(8) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of such Restricted Subsidiary, in an aggregate principal amount not to exceed $100 million at any time outstanding;

(9) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to us and our Restricted Subsidiaries (other than Securitization Entities), except for Standard Securitization Undertakings and Limited Originator Recourse, provided that any event which results in any such Securitization Entity ceasing to be a Securitization Entity shall be deemed to constitute an Incurrence of such Indebtedness not permitted by this clause (9); and

(10) other Indebtedness in an aggregate principal amount not to exceed $75 million outstanding at any one time.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant:

(1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

(2) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.

If an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify the item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the clauses. Revolving loans Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of this “Limitation on Indebtedness” covenant or, in our sole discretion, pursuant to the 2.0:1 Interest Coverage Ratio requirement set forth in the first paragraph of this “Limitation on Indebtedness” covenant or pursuant to any other applicable clause of the second paragraph of this “Limitation on Indebtedness” covenant. Term loans Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to the 2.0:1 Interest Coverage Ratio requirement set forth in the first paragraph of this “Limitation on Indebtedness” covenant or, in our sole discretion, pursuant to any applicable clause of the second paragraph of this “Limitation on Indebtedness” covenant. We shall not Incur Indebtedness that is expressly subordinated to any of our Senior Indebtedness unless the Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made pari passu with, or subordinate in right of payment to, the notes. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured, by virtue of being secured by different collateral or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to our or any such Restricted Subsidiary’s Capital Stock held by Persons, excluding ourselves or any of our Restricted Subsidiaries, other than:

(a) dividends or distributions payable solely in shares of our Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock; and

(b) pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders’ pro rata share of such Restricted Subsidiaries’ net income from the first day of the fiscal quarter beginning immediately following the Closing Date;

(2) purchase, redeem, retire or otherwise acquire for value any shares of:

(a) our Capital Stock or the Capital Stock of an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person; or

(b) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any of our Affiliates (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of our Capital Stock;

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Indebtedness that is subordinated in right of payment to the notes; or

(4) make any Investment, other than a Permitted Investment, in any Person (the payments or any other actions described in clauses (1) through (4) being collectively “Restricted Payments”)

if, at the time of, and after giving effect to, the proposed Restricted Payment, (a) a Default or Event of Default shall have occurred and be continuing, (b) we could not Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant, or (c) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a certified Board of Directors resolution) made after June 9, 1997 shall exceed the sum of:

(i) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by us or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 1997 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, plus

(ii) the aggregate Net Cash Proceeds we received after June 9, 1997 from (x) capital contributions; (y) the permitted issuance and sale of shares of our Capital Stock (other than Disqualified Stock) to a Person who is not one of our Subsidiaries, including a permitted issuance of our Indebtedness for cash after June 9, 1997 upon the conversion of such Indebtedness into our Capital Stock (other than Disqualified Stock); or (z) the issuance to a Person who is not one of our Subsidiaries of any options, warrants or other rights to acquire shares of our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder thereof, or are required to be redeemed, prior to the Stated Maturity of the notes), plus

(iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and Investments made pursuant to the paragraph immediately following the next paragraph below) in any Person resulting from payments or interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the New Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

Our Adjusted Consolidated Net Income accrued on a cumulative basis from April 1, 1997 through September 30, 2003 was $312.4 million and the aggregate amount of all Restricted Payments made by us in the period from June 9, 1997 through September 30, 2003 was $71.1 million.

Except in the case of clauses (1), (2), (3), (5), (8) and (9) below, so long as no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein, the preceding provision shall not be violated by reason of:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of any notice of irrevocable redemption, if, at the date of declaration or the giving of any notice, such payment or redemption, as the case may be, would comply with the foregoing paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness” covenant;

(3) the repurchase, redemption or other acquisition of our Capital Stock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock);

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock) (or options, warrants or other rights to acquire such Capital Stock), in an amount not to exceed 100% of the net cash proceeds of such offering that are contributed to us, plus the amount of any premiums applicable thereto;

(5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

(6) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of our Capital Stock or the Capital Stock of any Restricted Subsidiary, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any stock based plan, upon death, disability, retirement or termination of employment or pursuant to the terms of such stock based plan or any other agreement under which such Capital Stock, options, related rights or similar securities were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement for value of such shares of Capital Stock, options, related rights or similar securities after the Closing Date does not exceed $3 million;

(7) Investments, not to exceed $25 million at any one time outstanding;

(8) the declaration and payment of dividends on common stock in an amount not to exceed $20 million per annum; provided, that up to $5 million of such amount that is not utilized by us to pay dividends in any calendar year may be carried forward to any subsequent year; or

(9) other Restricted Payments in an aggregate amount since June 9, 1997 not to exceed $50 million under this clause (9).

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment referred to in clause (7) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4) shall be included in calculating whether the conditions of clause (4)(c) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payment.

In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is equal in right of payment with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (4)(c) of the first paragraph of this “Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary;

(2) pay any Indebtedness owed to us or any other Restricted Subsidiary;

(3) make loans or advances to us or any other Restricted Subsidiary; or

(4) transfer any of its property or assets to us or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, the indenture or any other agreements in effect on the Closing Date, and any modifications, extensions, refinancings, renewals, substitutions or replacements of such agreements; provided that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, substitutions or replacements are no less favorable in any material respect to the holders of the notes than those encumbrances or restrictions that are then in effect and that are being modified, substituted, extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law;

(3) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(4) in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any property or assets of any Restricted Subsidiary not otherwise prohibited by the indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or property or assets of any Restricted Subsidiary in any manner material to us or any Restricted Subsidiary;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6) agreements with principal customers restricting the transfer of assets (or entities owning assets) substantially dedicated to products sold to such customers;

(7) with respect to any Restricted Subsidiary that is intended to be a special purpose financing entity and into which we and the Restricted Subsidiaries do not make any material Investment of assets other than accounts receivable and, to the extent required by the financing agreements of such Restricted Subsidiary, cash;

(8) with respect to any Purchase Money Note, or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions may only apply to such Securitization Entity; or

(9) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued (in each case by a Restricted Subsidiary in compliance with the “Limitation on Indebtedness” covenant) if:

(a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement;

(b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us);

(c) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes;

(d) such encumbrance or restriction expressly states that such Restricted Subsidiary shall be entitled to take the actions referred to in clauses (1) through (4) of the first paragraph of this covenant in an amount not to exceed 50% of the consolidated net income of such Restricted Subsidiary (after making adjustments thereto in the nature of the adjustments referred to in the definition of “Adjusted Consolidated Net Income”); and

(e) the Investments made by us and our Restricted Subsidiaries in such Restricted Subsidiary are reasonably related to the business of such Restricted Subsidiary.

This “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant does not, however, prevent us or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or restricting the sale or other disposition of our property or assets or the property or assets of any of our Restricted Subsidiaries that secure Indebtedness of us or any of our Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) to us or a Wholly Owned Restricted Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to the issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4) issuances or sales of common stock of Restricted Subsidiaries the Net Cash Proceeds of which (if any) are applied as provided in clause (1)(a) or (1)(b) of the “Limitation on Asset Sales” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any of our Indebtedness which is equal in right of payment with or subordinate in right of payment to the notes (“Guaranteed Indebtedness”), unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the notes by such Restricted Subsidiary; and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the notes have been paid in full in cash.

This paragraph shall not, however, be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is:

(1) equal in right of payment with the notes, then the Guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated to, the Subsidiary Guarantee; or

(2) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Any Subsidiary Guarantee by a Restricted Subsidiary, however, shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not one of our Affiliates, of all of our and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

(2) the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the Guarantee.

Limitation on Transactions with Shareholders and Affiliates

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of our Capital Stock or with any of our Affiliates or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to us or the Restricted Subsidiary than could be obtained at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement, if such transaction was a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (a) approved by a majority of the disinterested members of the Board of Directors, (b) for which we or a Restricted Subsidiary deliver to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to us or such Restricted Subsidiary from a financial point of view;

(2) any transaction between us and any of our Restricted Subsidiaries or between Restricted Subsidiaries;

(3) the payment of reasonable and customary regular fees to our directors who are not our employees;

(4) any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

(5) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant; and

(6) the payment of salary, bonus, benefits, severance and other compensation to any employee of ours or of any of our Restricted Subsidiaries, in their capacity as such, that is a holder of 5% or more of any class of our Capital Stock, as determined and approved by the Board of Directors.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (6) of the foregoing,

(1) the aggregate amount of which exceeds $10 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(a) or (b) above; and

(2) the aggregate amount of which exceeds $25 million in value, must be determined to be fair in the manner provided for in clause (1)(b) above.

Limitation on Liens

We will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of our or its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date, including Liens existing on the Closing Date securing obligations under the Credit Agreement;

(2) Liens granted after the Closing Date on any of our assets or Capital Stock or the assets or Capital Stock of our Restricted Subsidiaries created in favor of the holders of the notes;

(3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to us or a Restricted Subsidiary to secure Indebtedness owing to us or such other Restricted Subsidiary;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the “Limitation on Indebtedness” covenant; provided that such Liens do not extend to or cover any of our property or assets or property or assets of any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the “Limitation on Indebtedness” covenant;

(6) Liens securing Senior Indebtedness (including Interest Rate Agreements and Currency Agreements); or

(7) Permitted Liens.

Limitation on Asset Sales

We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless the consideration we received or the Restricted Subsidiary received is at least equal to the fair market value of the assets sold or disposed of and at least 75% of the consideration received consists of cash or Temporary Cash Investments.

If the Net Cash Proceeds we received or any of our Restricted Subsidiaries received from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 15% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of us and our Subsidiaries has been filed with the Commission pursuant to the “Commission Reports and Reports to Holders” covenant), then we shall or shall cause the relevant Restricted Subsidiary to:

(1) within twelve months after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Net Tangible Assets:

(a) apply an amount equal to such excess Net Cash Proceeds to permanently repay our Senior Indebtedness or any Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than us or any of our Restricted Subsidiaries; or

(b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of our and our Restricted Subsidiaries’ property and assets or business existing on the date of such investment; and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase under this “Limitation on Asset Sales” covenant totals at least $10 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the notes on a pro rata basis an aggregate principal amount of notes equal to the Excess

Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes, plus, in each case, accrued interest (if any) to the date of the purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice of Offer to Purchase is mailed) (“Payment Date”).

We are not required to consummate an Excess Proceeds Offer with respect to the notes, however, until the Business Day following the dates that payments are made pursuant to similar offers that are made to holders of Senior Indebtedness, and need not be commenced if the Excess Proceeds remaining after application to the Senior Indebtedness purchased in the offers made to the holders of the Senior Indebtedness are less than $10 million. In addition, no notes may be purchased under this “Limitation on Asset Sales” covenant unless we have purchased all Senior Indebtedness tendered pursuant to the applicable offers.

Repurchase of Notes upon a Change of Control

We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. In addition, prior to the mailing of the notice to holders provided for above, but in any event within 30 days following any Change of Control, we agree to:

(1) repay in full all Indebtedness under the Credit Agreement and all other Senior Indebtedness required to be redeemed or repurchased pursuant to the terms thereof, or to offer to repay in full all Indebtedness under the Credit Agreement and all such other Senior Indebtedness and to repay the indebtedness of each holder of Senior Indebtedness who has accepted such offer; or

(2) obtain the requisite consents under the Credit Agreement and such other Senior Indebtedness to permit the repurchase of notes as provided for in the succeeding paragraph.

We will first comply with the covenant in the preceding sentence before it shall be required to repurchase the notes pursuant to this “Change of Control” covenant.

Commission Reports and Reports to Holders

Whether or not we are then required to file reports with the Commission, we shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, or Exchange Act, if we were subject thereto. We shall supply the Trustee and each holder of notes or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.

Events of Default

The following events are defined as “Events of Default” in the indenture:

(1) a default in the payment of principal of (or premium, if any, on) any note when it is due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions described above under “—Ranking;”

(2) a default in the payment of interest on any note when due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions described above under “—Ranking;”

(3) a default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our the assets or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant, whether or not such payment is prohibited by the subordination provisions described above under “—Ranking;”

(4) we default in the performance of or breach any other covenant or agreement in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 30 consecutive days after we receive written notice to by the Trustee or the holders of 25% or more in aggregate principal amount of the notes;

(5) there occurs with respect to any issue or issues of our Indebtedness or Indebtedness of any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created;

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity and the defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of our property and assets or the property and assets of any Significant Subsidiary, or (c) the winding up or liquidation of our affairs or the affairs of any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(8) we or any Significant Subsidiary (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (b) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Significant Subsidiary or for all or substantially all of the property and assets of us or any Significant Subsidiary, or (c) effect any general assignment for the benefit of creditors.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to us) occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice (the “Acceleration Notice”) to us (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable.

Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. Any such declaration of acceleration shall not become effective until the earlier of (1) five Business Days after receipt of the Acceleration Notice by the Bank Agent and us and (2) acceleration of the Indebtedness under the Credit Agreement; provided that such acceleration shall automatically be rescinded and annulled without any further action required on the part of the holders in the event that any and all Events of Default specified in the Acceleration Notice under the indenture shall have been cured, waived or otherwise remedied as provided in the indenture prior to the expiration of the period referred to in the preceding clauses (1) and (2). In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued interest on the notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to us and to the Trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of the other holders of notes that are not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1) the holder gives the Trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) the holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture will require certain of our officers to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of our activities and the activities of our Restricted Subsidiaries as well as our performance and the performance of our Restricted Subsidiaries under the indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Consolidation, Merger and Sale of Assets

We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless:

(1) we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the notes and under the indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, we or any Person becoming the successor obligor of the notes shall have a Consolidated Net Worth (without giving effect to any non-cash charges resulting from such consolidation, merger, sale, conveyance, transfer, lease or other disposition) equal to or greater than our Consolidated Net Worth immediately prior to such transaction;

(4) immediately after giving effect to such transaction on a pro forma basis, our Interest Coverage Ratio (or of any Person becoming the successor obligor on the notes) is at least 1:1.

If, however, our Interest Coverage Ratio before giving effect to the transaction is within the range set forth in column (A) below, then our pro forma Interest Coverage Ratio after giving effect to the transaction (or that of any Person becoming the successor obligor on the notes) shall be at least equal to the lesser of:

(1) the ratio determined by multiplying the percentage set forth in column (B) below by our Interest Coverage Ratio prior to such transaction; and

(2) the ratio set forth in column (C) below:

(A)	(B)	(C)
1.11:1 to 1.99:1	90%	1.5:1
2.00:1 to 2.99:1	80%	2.1:1
3.00:1 to 3.99:1	70%	2.4:1
4.00:1 or more	60%	2.5:1

In addition, if our pro forma Interest Coverage Ratio after giving effect to the transaction (or that of any Person becoming the successor obligor on the notes) is 3:1 or more, the calculation in the preceding paragraph shall be inapplicable and such transaction shall be deemed to have complied with the requirements of clause (4) above.

Clause (4) shall not, however, apply to a consolidation or merger with or into a Restricted Subsidiary so long as in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person, us) shall be issued or distributed to our stockholders.

We must deliver to the Trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Clauses (3) and (4) of this covenant do not apply, however, if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a Board of Directors resolution, the principal purpose of such transaction is to change our state of incorporation, provided that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

Defeasance and Discharge

The indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(1) we have deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

(2) we have delivered to the Trustee (a) either (i) an opinion of counsel to the effect that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (ii) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (b) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3) immediately after giving effect to such deposit on a pro forma basis giving effect to such deposit and defeasance, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(4) we are not prohibited from making payments in respect of the notes by the provisions described under “—Ranking”; and

(5) if at such time the notes are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

The indenture provides that the provisions of the indenture will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clauses (3) and (4) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and such covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default and the provisions described herein under “—Ranking” with respect to assets held by the Trustee shall not apply upon, among other things:

(1) the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;

(2) the satisfaction of the provisions described in clauses (2)(b), (3) and (4) of the preceding paragraph; and

(3) the delivery by us to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

In the event we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. We will, however, remain liable for such payments.

Modification and Waiver

We and the Trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any note;

(5) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(8) modify the subordination provisions in a manner adverse to the holders.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of Silgan Holdings Inc. or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The certificates representing the new notes will be issued in fully registered global form without interest coupons, or “global notes.” The global notes will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. Ownership of beneficial interests in a global note will be limited to (1) participants who have accounts with DTC, or “participants” or (2) persons who hold interests through participants including Euroclear Bank S.A., or Euroclear, and Clearstream Banking, societe anonyme, or Clearstream. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture.

Registration Rights

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which we will make available upon written request as described under “Where You Can Find More Information; Incorporation by Reference.” We urge you to read the registration rights agreement because it, and not this description, defines your registration rights as holders of the notes.

Exchange Offer

We have agreed with the initial purchasers in the private offering that we will use our best efforts file a registration statement for a registered offer to exchange the old notes for the new notes.

When the registration statement is declared effective, we shall offer the new notes in return for surrender of the old notes. The offer shall remain open for not less than 30 days after the date notice of the exchange offer is mailed to the holders, and we must use our best efforts to consummate the exchange offer within 90 days of the effective date of the registration statement for the new notes. For each old note we receive in the exchange offer, we will issue the holder a new note of equal principal amount. Interest on each new note shall accrue from the last date on which interest was paid on the old notes so surrendered or, if no interest has been paid, from the date we first issued the old notes under the indenture.

Once we have accepted all old notes validly surrendered in accordance with the terms of the exchange offer, we can close the exchange offer within 30 days. Old notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the indenture and to certain transfer restrictions.

Shelf Registration

If we are not permitted to conduct the exchange offer due to, among other things, applicable interpretations of the staff of the Commission, we have agreed with the initial purchasers to use our best efforts to cause to become effective a shelf registration statement, or shelf registration, for registered re-sales of the notes. We must use our best efforts to keep the shelf registration effective until the earlier of November 14, 2005 or until all old notes covered by the shelf registration have been sold.

We shall provide to each holder copies of the prospectus, notify each holder when the shelf registration for the old notes has become effective and take certain other actions as are required to permit re-sales of the old notes. A holder that sells its old notes under the shelf registration generally will:

•	be named as a selling security holder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to certain of the civil liability provisions under the Securities Act; and

•	be bound by the provisions of the registration rights agreement (including certain indemnification obligations).

If by May 14, 2004, the exchange offer is not consummated or a shelf registration is not declared effective, the annual interest rate borne by the old notes will be increased by 0.5% per annum until the exchange offer is consummated or the shelf registration is declared effective.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition, but excluding Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or upon such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, our and our Restricted Subsidiaries’ aggregate net income (or loss) for such period determined in conformity with GAAP. The following items, however, shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than us or any of our Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

(2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(c) of the first paragraph of the “Limitation on Restricted Payments” covenant described above (and in such case, except to the extent includable pursuant to clause (1) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries, or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries;

(3) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of the net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) any gains or losses (on an after-tax basis) attributable to Asset Sales;

(5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (4)(c) of the first paragraph of the “Limitation on Restricted Payments” covenant described above, any amount paid or accrued as dividends on our preferred stock or any Restricted Subsidiary owned by Persons other than us and any of our Restricted Subsidiaries;

(6) all extraordinary gains and extraordinary losses;

(7) any net gain or loss arising from the early extinguishment of any Indebtedness of any Person, including the amortization or write-off of debt issuance costs or debt discount; and

(8) any post-retirement healthcare benefits required to be accrued by Statement of Financial Accounting Standards, or FAS, No. 106.

In addition, for purposes of clause (4) of the first paragraph of the “Limitation on Restricted Payments” covenant, in connection with any Investment in a business, “Adjusted Consolidated Net Income” during the period commencing on April 1, 1997 and ending on the last day of the last fiscal quarter preceding the Transaction Date shall not be less than $100 million, unless actual Adjusted Consolidated Net Income for such period is a loss, in which case Adjusted Consolidated Net Income for such period shall be $100 million minus the amount of such loss.

“Adjusted Consolidated Net Tangible Assets” means the total amount of our assets and the assets of our Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets after the Closing Date (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting all of our current liabilities and the current liabilities of our Restricted Subsidiaries (excluding intercompany items) and all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent quarterly or annual consolidated balance sheet, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the “Commission Reports and Reports to Holders” covenant.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means:

(1) an investment by us or by any of our Restricted Subsidiaries in any other Person pursuant to which the Person shall become a Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries if such Person’s primary business is related, ancillary or complementary to our and our Restricted Subsidiaries’ businesses on the date of such investment; or

(2) an acquisition by us or by any of our Restricted Subsidiaries of the property and assets of any other Person, other than us or any of our Restricted Subsidiaries, that constitutes substantially all of a division, operating unit or line of business of such Person if the property and assets acquired are related, ancillary or complementary to our and our Restricted Subsidiaries’ business on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to us or another Restricted Subsidiary) of:

(1) all or substantially all of the Capital Stock of any of our Restricted Subsidiaries; or

(2) all or substantially all of the assets that constitute a division, operating unit or line of our business or the business of any of our Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person other than us or any of our Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the property and assets of an operating unit or business of ours or any of our Restricted Subsidiaries; or

(3) any of our other property and assets or any other property and assets of our Restricted Subsidiaries outside the ordinary course of business and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of our assets.

“Asset Sale” shall, however, not include:

(a) sales or other dispositions of inventory, receivables and other current assets;

(b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (1)(b) of the “Limitation on Asset Sales” covenant;

(c) any Restricted Payments permitted by the “Limitation on Restricted Payments” covenant;

(d) sales, transfers or other dispositions of obsolete or worn out equipment or spare parts; or

(e) during each of our fiscal years, other sales, transfers or dispositions of assets having a fair market value not in excess of $1,000,000.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bank Agent” means Deutsche Bank Trust Company Americas, or its successor as administrative agent for the lenders under the Credit Agreement.

“Board of Directors” means our Board of Directors or any duly authorized committee of the Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of the lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1)    (a) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than MSLEF II (as defined below), Mr. Horrigan, Mr. Silver and their respective Affiliates, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 40% of the total voting power of our Voting Stock; and

(b) MSLEF II, Mr. Horrigan, Mr. Silver and their respective Affiliates and any spouse, parent, brother, sister or lineal descendant of Mr. Horrigan or Mr. Silver beneficially own, directly or indirectly, less than 18% of the total voting power of our Voting Stock; or

(2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors nominated by Mr. Horrigan and/or Mr. Silver and any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

“Closing Date” means November 14, 2003.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(3) depreciation expense;

(4) amortization expense; and

(5) all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP.

If any Restricted Subsidiary, however, is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by the quotient of the number of shares of outstanding common stock of the Restricted Subsidiary not owned on the last day of the period by us or any of our Restricted Subsidiaries divided by the total number of shares of outstanding common stock of the Restricted Subsidiary on the last day of such period.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness including, without limitation:

(1) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

(2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(3) the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by us or any of our Restricted Subsidiaries; and

(4) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period.

“Consolidated Interest Expense” does not include, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income under clause (3) of the definition of Adjusted Consolidated Net Income (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof).

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on our and our Restricted Subsidiaries’ most recently available quarterly or annual consolidated balance sheet (which shall be as of a date not more than 135 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of our Capital Stock or the Capital Stock of any of our Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under FAS No. 52).

“Credit Agreement” means the credit agreement dated as of June 28, 2002, among us and certain of our subsidiaries, the lenders from time to time party thereto, the Bank Agent, as administrative agent, Bank of America, N.A. and Citicorp USA, Inc., as co-syndication agents, Morgan Stanley Senior Funding, Inc. and Fleet

National Bank, as co-documentation agents, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as joint lead arrangers, and Deutsche Bank Securities Inc., Banc of America Securities LLC and Salomon Smith Barney Inc., as joint book managers, together with the related documents thereof (including without limitation any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are our Subsidiaries) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time.

“Credit Agreement Amount” means $1.325 billion.

“Currency Agreement” means any foreign exchange contract, currency, swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed prior to the Stated Maturity of the notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes.

Any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below; and

(2) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to our repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $1,000,001) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board of Directors resolution. However, in the event that:

(1) we or any of our Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer; and

(2) the customer requires that we or our Restricted Subsidiary grant such customer an option to purchase the assets (or the entity owning the assets),

then “fair market value” shall, for purposes of the “Limitation on Asset Sales” covenant, be deemed to be the price paid by the customer for the assets or the entity.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of our audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

However, calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to:

(1) the amortization or write off of unamortized deferred financing costs and any premiums, fee or expenses incurred in connection with the offering, redemption or early extinguishment of any Indebtedness;

(2) except as otherwise provided, the amortization of goodwill and other intangible assets and any write down of such goodwill or assets as may be required or permitted by FAS No. 142; and

(3) non-cash amounts recorded (or required to be recorded) in accordance with FAS No. 133 and related amendments.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication);

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

(1) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP;

(2) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness;”

(3) that Indebtedness shall not include any liability for federal, state, local or other taxes; and

(4) in clarification of this definition, any unused commitment under the Credit Agreement or any other agreement relating to Indebtedness shall not be treated as outstanding.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the “Commission Reports and Reports to Holders” covenant (the “Four Quarter Period”) to the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation:

(1) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of our senior management, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof) and any Indebtedness to be repaid within 60 days of the Transaction Date (except to the extent such repayment will be financed by Incurring Indebtedness after the Transaction Date), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on a date that is no more than 75 days prior to the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; provided that:

(a) with respect to Asset Acquisitions, pro forma effect shall be given to any cost reductions we anticipates if we deliver to the Trustee an officers’ certificate executed by our Chief Financial Officer certifying to and describing and quantifying with reasonable specificity the cost reductions expected to be attained within the first year after such Asset Acquisition; and

(b) at our election, in connection with any Asset Acquisition with respect to which an income statement for the acquired assets for the preceding four fiscal quarters is not available, we shall, in good faith, prepare an estimated income statement for such four quarters and shall deliver to the Trustee an officers’ certificate and a certificate of an investment bank or accounting firm of national standing expressly stating that, in their opinion, such estimated income statement reasonably reflects the results that would have occurred had such assets been purchased by us or a Restricted Subsidiary on the first day of the Four Quarter Period,

(4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (3) or (4) of this definition requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on our balance sheet or the balance sheet of our Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, debentures, notes or other similar instruments issued by, such Person and shall include (a) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (b) the fair market value of the Capital Stock (or any other Investment), held by us or any of our Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant. The fair market value, however, of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments as a result of any payments or transfers of assets by such Person to us or our Restricted Subsidiaries. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above, (1) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (2) the fair market value of the assets (net of liabilities (other than liabilities to us or any of our Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Limited Originator Recourse” means a reimbursement of obligation to us or a Restricted Subsidiary in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Entity under a facility for the financing of trade receivables; provided, that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time.

“MSLEF II” means The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership.

“Net Cash Proceeds” means:

(1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to us or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to our and our Restricted Subsidiaries consolidated results of operations, taken as a whole;

(c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (i) is secured by a Lien on the property or assets sold or (ii) is required to be paid as a result of such sale; and

(d) appropriate amounts to be provided by us or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP;

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold to us or any Restricted Subsidiary with recourse) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither we nor any of our Restricted Subsidiaries, other than a Securitization Entity, if applicable, (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries (other than a Securitization Entity, if applicable), other than with respect to Standard Securitization Undertakings and Limited Originator Recourse.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us or our Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, including liquidated damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Offer to Purchase” means an offer by us to purchase notes from the holders commenced by mailing a notice to the Trustee and each holder stating:

(1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the Payment Date;

(3) that any note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless we default in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the office or agent maintained by us where the notes may be presented for payment (the “Paying Agent”) at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

(7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

We shall, if the notes purchased and each new note issued are in a principal amount of $1,000 or integral multiples thereof on the Payment Date:

(1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

(2) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

(3) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an officers’ certificate specifying the notes or portions thereof accepted for payment by us.

The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered. If each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof, then we will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

The Trustee shall act as the Paying Agent for an Offer to Purchase. We will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations if we are required to repurchase notes pursuant to an Offer to Purchase.

“Permitted Investment” means:

(1) an Investment in us or a Restricted Subsidiary or a Person which will, upon the making of the Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or a Restricted Subsidiary if such person’s primary business is related, ancillary or complementary to our businesses and our Restricted Subsidiaries on the date of the Investment;

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments or in settlement of claims;

(5) Investments, to the extent the consideration consists solely of the our common stock;

(6) Currency Agreements and Interest Rate Agreements entered into to protect against currency or interest rate fluctuations (but not for speculation);

(7) Guarantees of Indebtedness of Restricted Subsidiaries permitted under the “Limitation on Indebtedness” covenant; and

(8) loans to our employees or employees of our Restricted Subsidiaries, not to exceed $3 million at any one time outstanding.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a bank’s unexercised right of set-off) arising in the ordinary course of business and for amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of our business and the business of our Restricted Subsidiaries, taken as a whole;

(6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided:

(a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness” covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and the Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property;

(b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

(c) any Lien shall not extend to or cover any property or assets other than the item of property or assets and any improvements on the item.

(7) leases or subleases granted to others that do not materially interfere with the ordinary course of our business and the business of our Restricted Subsidiaries, taken as a whole;

(8) Liens encumbering property or assets under construction arising from progress or partial payments by one of our customer’s or a customer of our Restricted Subsidiaries related to the property or asset;

(9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(11) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing when such Person becomes, or becomes a part of, us or any Restricted Subsidiary; provided that such Liens do not extend to or cover any of our property or assets or any property or assets of any of our Restricted Subsidiaries other than the property or assets acquired;

(12) Liens in our or any of our Restricted Subsidiaries’ favor;

(13) Liens arising from the rendering of a final judgment or order against us or any Restricted Subsidiary that does not give rise to an Event of Default;

(14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with past practices prior to the Closing Date;

(18) Liens consisting of escrows or deposits in connection with acquisitions or potential acquisitions; and

(19) Liens on or sales of receivables.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from us or any Restricted Subsidiary of ours in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which we or any of our Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity, in the case of a transfer by us or any of our Restricted Subsidiaries, and (b) any other Person, in case of a transfer by a Securitization Entity, or may grant a security interest in, any receivables, whether not existing or arising or acquired in the future, of us or any of our Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and contract rights and all Guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets, including contract rights, which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables, collectively, “transferred assets”; provided, that, in the case of any such transfer by us or any of our Restricted Subsidiaries, the transferor receives cash or Purchase Money Notes in an amount which, when aggregated with the cash and Purchase Money Notes received by us and our Restricted Subsidiaries upon all other such transfers of transferred assets during the ninety days preceding such transfer, is at least equal to 75% of the aggregate face amount of all receivables so transferred during such day and the ninety preceding days.

“Restricted Subsidiary” means any of our Subsidiaries other than an Unrestricted Subsidiary.

“Securitization Entity” means a Wholly-Owned Subsidiary of ours, or another Person in which we or any Restricted Subsidiary of ours makes an Investment and to which we or any Restricted Subsidiary of ours transfers receivables and related assets, that engages in no activities other than in connection with the financing of receivables and that is designated by the Board of Directors, as provided below, as a Securitization Entity (a) no portion of the Indebtedness or any other Obligations, contingent or otherwise, of which (1) is guaranteed by us or any Restricted Subsidiary of ours, other than the Securitization Entity, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (2) is recourse to or obligates us or any Restricted Subsidiary of ours, other than the Securitization Entity, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (3) subjects any property or asset of ours or any Restricted Subsidiary of ours, other than the Securitization Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which neither we nor any Restricted Subsidiary of ours has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of ours, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither we nor any Restricted Subsidiary of ours has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:

(1) for our most recent fiscal year, accounted for more than 10% of the consolidated revenues of us and our Restricted Subsidiaries; or

(2) as of the end of such fiscal year, was the owner of more than 10% of the our consolidated assets of us and our Restricted Subsidiaries, all as set forth in our most recently available consolidated financial statements for such fiscal year.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by us or any Subsidiary of ours that are reasonably customary in receivables securitization transactions.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of their acquisition issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than one of our Affiliates) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investor’s Services, Inc. (“Moody’s”) or “A-1” (or higher) according to Standard and Poor’s Ratings Group (“S&P”); and

(5) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s.

“Trade Payables” means, for any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business related to the acquisition of goods or services.

“Transaction Date” means with respect to the Incurrence of any Indebtedness by us or any of our Restricted Subsidiaries, the date the Indebtedness is to be Incurred and with respect to any Restricted Payments, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” means any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of ours) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, us or any Restricted Subsidiary; provided that:

(1) any Guarantee by us or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by us or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(2) either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below; and

(3) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the indenture.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board of Directors resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following summary of certain provisions of the credit agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, such agreements, copies of which you may request from us in the manner described under “Where You Can Find More Information; Incorporation by Reference.”

Description of the Credit Agreement

The Credit Facility. Our credit agreement initially provided us with $100 million of term loans designated A term loans and $350 million of term loans designated B term loans, and provides Silgan Containers, Silgan Plastics and certain of our other wholly owned subsidiaries with up to $400 million of revolving loans, letters of credit and swingline loans. In addition, our credit agreement contains an incremental uncommitted term loan facility which provided us with a maximum limit of up to $475 million in incremental loans, of which we have utilized $350 million in additional B term loans (including $200.0 million to redeem our 9% debentures as described below).

On December 15, 2003, we fully redeemed the $475 million remaining outstanding principal amount of our 9% debentures. The redemption price was 103.375% of the principal amount of the outstanding 9% debentures, or approximately $491.0 million, plus accrued and unpaid interest of approximately $1.7 million. We funded the redemption of the 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations. As a result of incurring these additional term loans, our uncommitted incremental term loan facility under the credit agreement has been reduced to $125 million.

We may use proceeds from future revolving loans for general corporate and working capital purposes, including permitted acquisitions. We may use incremental term loans to finance permitted acquisitions and refinance any indebtedness assumed as a part of such permitted acquisition, to refinance or repurchase permitted subordinated debt and to repay outstanding revolving loans. After giving effect to the redemption of the $475 million remaining outstanding principal amount of our 9% debentures with the net proceeds from the issuance of the old notes in the private offering, with the net proceeds from $200.0 million of new incremental term loans under our credit agreement and with $96.8 million of both revolving loans under our credit agreement and funds from operations, the outstanding principal amounts of A term loans, B term loans and revolving loans under our credit agreement at September 30, 2003 would have been $100.0 million, $698.3 million and $170.5 million, respectively. For additional information you should also read the section entitled “Capitalization.”

Security and Guarantees. Under the terms of a security agreement, a pledge agreement and a borrowers/subsidiaries guaranty made in favor of the lenders, we and certain of our subsidiaries guarantee on a secured basis all of the obligations of the borrowers under our credit agreement and pledge substantially all of our respective assets and properties as collateral to secure the obligations under the credit agreement, subject to certain exceptions.

Payment of Loans. The revolving loans generally can be borrowed, repaid and reborrowed from time to time until June 28, 2008, on which date all revolving loans mature and are payable in full. Amounts repaid under the term loans cannot be reborrowed.

The A term loans mature on June 28, 2008 and the B term loans mature on November 30, 2008, and each are repayable in annual installments. We are required to repay each tranche of incremental term loans, to the extent then outstanding, in the principal amounts set forth in the respective incremental term loan commitment agreement entered into at the time of the incurrence of such loans.

In addition, under the credit agreement, we must repay term loans in an amount equal to:

(1) 50 percent of our excess cash flow in any fiscal year unless our total leverage ratio for such year is less than or equal to 3.50:1.00;

(2) 100 percent of the net sale proceeds received from certain asset sales, unless, but only to the extent that, the net sale proceeds from such asset sales are used within 12 months to purchase assets for use in our business;

(3) 100 percent of the net insurance proceeds from casualty or condemnation events, provided that up to $75 million of such proceeds may be used within 12 months to replace or restore the damaged or lost properties or assets or invest in a then existing manufacturing facility;

(4) 100 percent of the net debt proceeds from the incurrence of indebtedness, except generally for indebtedness incurred as permitted under the credit agreement, and from the issuance of permitted subordinated indebtedness, except and to the extent such issuance is used to refinance then outstanding permitted subordinated indebtedness or to finance a permitted acquisition within 60 days of such issuance;

(5) 75 percent of the cash proceeds from sales of accounts receivable pursuant to an asset securitization involving accounts receivable; and

(6) 75 percent of the net sale proceeds in excess of the first $10 million in any fiscal year from certain sale and leaseback transactions.

Interest and Fees. We pay interest on borrowings under our credit agreement at rates that are set with reference to our total leverage ratio. To the extent that revolving loan commitments under our credit agreement remain unused, we pay commitment fees on the unused portion of the available loan commitment. The commitment fees are also set with respect to our total leverage ratio.

Interest on term loans and revolving loans maintained as Base Rate loans accrues at floating rates equal to the sum of the applicable margin plus the Base Rate. The Base Rate is the higher of the prime lending rate of Deutsche Bank Trust Company Americas, or, ½ of 1% in excess of the overnight federal funds rate. Interest on term loans and revolving loans maintained as Euro Rate loans accrues at floating rates equal to the sum of the applicable margin plus a formula rate called the Eurodollar Rate which is determined with reference to the rate offered by Deutsche Bank Trust Company Americas for dollar deposits in the New York interbank eurodollar market. The applicable margin varies depending upon our total leverage ratio.

The revolving borrowers have agreed to pay to the applicable lenders a commitment commission calculated initially as 0.50 percent per annum on the daily average unused portion of the lenders’ revolving commitment in respect of the revolving loans until such revolving commitment is terminated, and such commission is subject to change on a quarterly basis depending upon our total leverage ratio. Each of the revolving borrowers is also required to pay to the applicable issuing lenders under our credit agreement a letter of credit fee equal to the applicable margin in effect from time to time for revolving loans maintained as Eurodollar loans, and to pay to the issuers of a letter of credit a facing fee of ¼ of 1 percent per annum, in each case calculated on the aggregate stated amount of all letters of credit for the stated duration.

Certain Covenants. We and our subsidiaries must operate under numerous financial and operating covenants contained in the credit agreement. Subject to certain exceptions as described in the credit agreement, the covenants limit, among other things, our ability to:

(1) create certain liens;

(2) consolidate, merge, sell or lease assets and to purchase assets;

(3) pay dividends;

(4) create additional indebtedness;

(5) make certain advances, investments and loans;

(6) enter into certain transactions with affiliates outside of the ordinary course;

(7) make certain capital expenditures; and

(8) designate any indebtedness as “Designated Senior Indebtedness” for purposes of the notes or any refinancing indebtedness issued by us.

Our credit agreement requires our interest coverage ratio for any test period ended on the last day of a fiscal quarter not to be less than 2.75:1.00 beginning with the fiscal quarter ending on June 30, 2002 and then not less than 3.00:1.00 beginning with the fiscal quarter ending March 31, 2005.

Our credit agreement also requires our total leverage ratio for any test period ended on the last day of a fiscal quarter not to be greater than 4.50:1.00 beginning with the fiscal quarter ending June 30, 2002, not greater than 4.25:1.00 beginning with the fiscal quarter ending September 30, 2003, not greater than 4.00:1.00 beginning with the fiscal quarter ending September 30,2004 and then not greater than 3.75:1.00 beginning with the fiscal quarter ending September 30, 2005.

Events of Default. Our credit agreement contains certain customary provisions concerning events of default. Upon the occurrence of any such event of default, the lenders are permitted, among other things, to accelerate the maturity of the term loans and the revolving loans and all other outstanding indebtedness under the facility and terminate their commitment to make any further revolving loans or to issue any letter of credit.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and estate tax consequences to a holder of old notes of participating in the exchange offer and owning and disposing of new notes received pursuant to the exchange offer and, insofar as it relates to matters of law or legal conclusions, constitutes the opinion of Pillsbury Winthrop LLP. This discussion deals only with holders who hold old notes, and will hold new notes, as capital assets for U.S. federal income tax purposes, does not address the U.S. federal income or estate tax consequences to any particular holder of old or new notes and does not deal with persons who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, individual retirement and other tax-deferred accounts, dealers in securities or currencies, individuals subject to the provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” applicable to certain U.S. expatriates, holders that hold the old or new notes as a position in a hedge, straddle, constructive sale transaction, conversion transaction, “synthetic security” or other integrated transaction for U.S. federal income tax purposes and holders (other than Non-U.S. Holders, as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address any alternative minimum tax consequences, U.S. federal gift tax laws or the tax laws of any state, local or foreign government that may be applicable to the old or new notes.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of the old or new notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of old or new notes that is not a U.S. Holder. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of old or new notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of old or new notes that is a partnership and partners in such partnership should consult their tax advisors.

This discussion is based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein.

We urge prospective investors to consult their tax advisors with respect to the U.S. federal income and estate tax consequences to them of participating in the exchange offer and owning or disposing of new notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal income and estate and other tax laws.

U.S. Holders

Exchange Offer. The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, a U.S. Holder will not recognize a taxable gain or loss as a result of exchanging old notes for new notes; the holding period of the new notes received will include the holding period of the old notes exchanged therefor; and the adjusted tax basis of the new notes exchanged will be the same as the adjusted tax basis of the old notes exchanged therefor immediately prior to the exchange.

Payment of Interest. A U.S. Holder of a new note is required to include in ordinary income the stated interest payable on the new note generally when received or accrued, in accordance with the holder’s method of tax accounting.

Amortizable Premium. A U.S. Holder who purchases a new note at a premium over its stated principal amount (subject to special rules for early redemption dates as described below), plus accrued interest, generally may elect to amortize that premium under a constant yield method with a corresponding decrease in adjusted tax basis from the purchase date to the new note’s maturity date. The new notes are subject to redemption provisions at our option at various times. A U.S. Holder will calculate the amount of amortizable premium based on the amount payable at the applicable redemption date, but only if the use of the redemption date (in lieu of the stated maturity date) results in a smaller amortizable premium for the period ending on the redemption date. If a U.S. Holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss it would otherwise recognize on disposition of the new note. Amortized premium is treated as an offset to interest income on a new note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service, or the “IRS.”

Market Discount. The acquisition and resale of the new notes may be affected by the impact on a purchaser of the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a new note generally will equal the amount, if any, by which the principal amount of the new note immediately after its acquisition exceeds the U.S. Holder’s adjusted tax basis in the new note. If applicable, these provisions generally require a U.S. Holder who acquires a new note at a market discount to treat as ordinary income any partial principal payment on, or any gain recognized on the disposition of, that new note to the extent of the accrued market discount on that new note which has not previously been included in income, unless the U.S. Holder elects to include market discount in income (generally as ordinary income) currently as it accrues with a corresponding increase in the adjusted tax basis in the new note.

This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the new note at the time of acquisition, or, pursuant to the election, under a constant yield method. A U.S. Holder who acquires a new note at a market discount and who does not elect to include accrued discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the new note until the new note is disposed of in a taxable transaction.

Disposition. Upon a redemption, sale, exchange or other disposition of a new note (other than pursuant to the exchange offer as described above or other tax-free transaction), a U.S. Holder will recognize capital gain or loss measured by the difference, if any, between the amount received in exchange therefor (other than the portion received for accrued but unpaid interest, which portion is treated as interest received) and such holder’s adjusted tax basis in the new note. Except to the extent the market discount rules described above apply, any gain or loss recognized on the redemption, sale or exchange of a new note will be long-term capital gain or loss if such new note is held for more than one year at the time of such redemption, sale or exchange. The deduction of capital losses is subject to limitation. A holder’s initial tax basis in a new note will be equal to the price paid for such new note, less any principal payments received by such holder and subject to any adjustment as described above under the market discount and bond premium rules.

Backup Withholding and Information Reporting. Under the Code and applicable Treasury regulations, a U.S. Holder of a new note may be subject to backup withholding on certain amounts paid or deemed paid to the holder unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, provides proof of such exemption; or (2) provides a correct taxpayer identification number, certifies that such holder has not lost exemption from backup withholding, and has met the requirements for the reporting of previous income set forth in the backup withholding rules. U.S. Holders of new notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Amounts paid as backup withholding do not constitute an additional tax and may be credited against a U.S. Holder’s federal income tax liability and may entitle such holder to a refund provided that the required information is properly submitted to the IRS.

When required, information will be reported to both U.S. Holders and the IRS regarding the amount of interest and principal paid on the new notes in each calendar year as well as the corresponding amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

Non-U.S. Holders

Exchange Offer. The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. For additional information on certain tax consequences, you should read the discussion above under “U.S. Holders—Exchange Offer.”

Payment of Interest. In general, payments of interest received by a Non-U.S. Holder that is not effectively connected income (as described below) will not be subject to U.S. federal withholding tax, provided that:

(1)    (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(b) the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership; and

(c) the Non-U.S. Holder certifies its nonresident status by providing a Form W-8BEN or appropriate substitute form to us or our paying agent (provided that if the Non-U.S. Holder holds a new note through a financial institution or other agent acting on our behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the financial institution or agent and the financial institution or agent will be required to provide the certification to us or our paying agent, either directly or through intermediaries); or

(2) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the new notes is exempt from U.S. federal withholding tax and the Non-U.S. Holder or such Non-U.S. Holder’s agent provides a Form W-8BEN demonstrating the exemption.

Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

Disposition. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the redemption, sale, exchange, or other taxable disposition of a new note unless (1) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; or (2) such gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, as described below.

Effectively Connected Income. If interest or gain from a disposition of new notes is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business and if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. “permanent establishment” or “fixed base” to which the interest or gain is generally attributable, the Non-U.S. Holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the new notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a new note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a new note or gain recognized on the disposition of a new note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the U.S.

Backup Withholding and Information Reporting. Backup withholding and information reporting requirements do not apply to payments of interest made by us or a paying agent to Non-U.S. Holders if the certification described above under “—Non-U.S. Holders—Payment of Interest” is received, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. Holder. Payments of the proceeds from a disposition by a Non-U.S. Holder of a new note made by or through a foreign office of a broker generally will not be subject to backup withholding and information reporting, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is a United States person; a controlled foreign corporation for U.S. tax purposes; a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or a foreign partnership if, at any time during its tax year, (1) one or more of its partners are “United States persons,” as defined in the Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business, unless, in each case, the broker does not have actual knowledge or reason to know the holder is a United States person and the certification requirements described above are met or the holder otherwise establishes an exemption. Information reporting and backup withholding generally will apply to a payment by a U.S. office of a broker, unless the Non-U.S. Holder certifies its nonresident status or otherwise establishes an exemption. Amounts paid as backup withholding do not constitute an additional tax and may be credited against a Non-U.S. Holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is properly submitted to the IRS. Non-U.S. Holders should consult their tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup holding.

U.S. Federal Estate Taxes. Subject to applicable estate tax treaty provisions, new notes held at the time of death (or new notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such Non-U.S. Holder’s gross estate for

U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote or hold the new notes in connection with a U.S. trade or business.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Broker-dealers may resell new notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker or dealer that resells new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify you against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes offered hereby will be passed upon for us by Pillsbury Winthrop LLP, Stamford, Connecticut.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of officers and directors against costs and expenses incurred in connection with any action or suit to which such person is a party to the fullest extent permitted by the General Corporation Law of the State of Delaware. We have purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by our directors and officers in connection with the performance of their duties. Certain of our affiliates also maintain insurance and provide indemnification substantially similar to the foregoing.

See Item 22 of this registration statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Silgan Holdings (incorporated by reference to Exhibit 3.1 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

3.2	Amended and Restated By-laws of Silgan Holdings (incorporated by reference to Exhibit 3.2 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

*4.1	Indenture, dated as of November 14, 2003, between Silgan Holdings Inc. and National City Bank, N.A., as trustee, with respect to the 6¾% senior subordinated notes due 2013.

*4.2	Form of new 6¾% senior subordinated notes due 2013.

*4.3	Registration Rights Agreement dated as of October 30, 2003 between Silgan Holdings Inc. and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Banc of America Securities LLC.

*5.0	Opinion of Pillsbury Winthrop LLP as to the validity of the new notes.

*8.0	Opinion of Pillsbury Winthrop LLP as to tax matters.

10.1	Amended and Restated Stockholders Agreement, dated as of November 6, 2001, among R. Philip Silver, D. Greg Horrigan and Silgan Holdings (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

10.2	Letter agreement dated November 6, 2001 between Silgan Holdings and The Morgan Stanley Leveraged Equity Fund II, L.P. (incorporated by reference to Exhibit 10.2 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

10.3	Credit Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, each other Revolving Borrower party thereto from time to time, each other Incremental Term Loan Borrower party thereto from time to time, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A. and Citicorp USA, Inc., as Co-Syndication Agents, Morgan Stanley Senior Funding, Inc. and Fleet National Bank, as Co-Documentation Agents, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers, and Deutsche Bank Securities Inc., Banc of America Securities LLC and Salomon Smith Barney Inc., as Joint Book Managers (incorporated by reference to Exhibit 99.1 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

Exhibit Number	Description

*10.4	First Amendment to the Credit Agreement dated as of November 4, 2003 among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, the Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent.

10.5	US Security Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 99.2 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.6	US Pledge Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 99.3 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.7	US Borrower/Subsidiaries Guaranty, dated as of June 28, 2002, made by each of Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company in favor of the creditors thereunder (incorporated by reference to Exhibit 99.4 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.8	Asset Purchase Agreement, dated as of June 2, 1995, between American National Can Company and Silgan Containers (incorporated by reference to Exhibit 1 filed with our Current Report on Form 8-K dated August 14, 1995, Commission File No. 33-28409).

10.9	Purchase Agreement, dated as of June 1, 1998, by and among Campbell, Silgan Can Company and Silgan Containers (incorporated by reference to Exhibit 2 filed with our Current Report on Form 8-K dated June 15, 1998, Commission File No. 000-22117).

10.10	Underwriting Agreement, dated as of February 13, 1997, among Silgan Holdings, Silgan Corporation, Silgan Containers, Silgan Plastics, The Morgan Stanley Leveraged Equity Fund II, L.P., Bankers Trust New York Corporation and the underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 10.40 filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Commission File No. 000-22117).

10.11	Equity Underwriting Agreement, dated November 6, 2001, among Silgan Holdings, The Morgan Stanley Leveraged Equity Fund II, L.P., and Deutsche Banc Alex. Brown Inc. and Morgan Stanley & Co. Incorporated as representatives of the several underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10K for the year ended December 31, 2001, Commission File No. 000-22117).

10.12	Employment Agreement, dated as of September 14, 1987, between James Beam and Canaco Corporation (Silgan Containers) (incorporated by reference to Exhibit 10(vi) filed with Silgan Corporation’s Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719).

10.13	Employment Agreement, dated as of September 1, 1989, between Silgan Corporation, InnoPak Plastics Corporation (Silgan Plastics), Russell F. Gervais and Aim Packaging, Inc. (incorporated by reference to Exhibit 5 filed with Silgan Corporation’s Report on Form 8-K, dated March 15, 1989, Commission File No. 33-18719).

10.14	Employment Agreement dated as of August 1, 1995 between Silgan Containers (as assignee of Silgan Holdings) and Glenn A. Paulson, as amended pursuant to an amendment dated March 1, 1997 (incorporated by reference to Exhibit 10.19 filed with our Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 000-22117).

Exhibit Number	Description

10.15	InnoPak Plastics Corporation (Plastics) Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.32 filed with Silgan Corporation’s Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

10.16	Containers Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.34 filed with Silgan Corporation’s Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

10.17	Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.21 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.18	Form of Silgan Holdings Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.22 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.19	Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.23 filed with our Annual Report on Form 10-K for the year ended December 31, 2002, Commission File No. 000-22117).

12.1	Computation of Ratio of Earnings to Fixed Charges for the nine months ended September 30, 2003 and 2002 (incorporated by reference to Exhibit 12.0 filed with our Quarterly Report on form 10-Q for the quarter ended September 30, 2003).

*12.2	Computation of Ratio of Earnings to Fixed Charges for the years ended December 31, 2002, 2001, 2000, 1999 and 1998.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5 and Exhibit 8).

*24	Power of Attorney (included on Signature Page).

*25	Statement of Eligibility of Trustee with respect to the 6¾% notes.

*99.1	Form of Letter of Transmittal with request to the Exchange Offer.

*99.2	Form of Letter to Depository Trust Company Participants.

*99.3	Form of Letter to Clients.

*	Filed herewith

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut, on January 13, 2004.

SILGAN HOLDINGS INC.

By	/S/ R. PHILIP SILVER
R. Philip Silver Chairman of the Board and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints R. Philip Silver and D. Greg Horrigan, and each or either of them, his true and lawful attorney-in-fact and to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ R. PHILIP SILVER (R. Philip Silver)	Chairman of the Board and Co-Chief Executive Officer (Principal Executive Officer)	January 13, 2004

/S/ D. GREG HORRIGAN (D. Greg Horrigan)	President, Co-Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2004

/S/ JOHN W. ALDEN (John W. Alden)	Director	January 13, 2004

/S/ JEFFREY C. CROWE (Jeffrey C. Crowe)	Director	January 13, 2004

/S/ WILLIAM C. JENNINGS (William C. Jennings)	Director	January 13, 2004

/S/ EDWARD A. LAPEKAS (Edward A. Lapekas)	Director	January 13, 2004

/S/ ANTHONY J. ALLOTT (Anthony J. Allott)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 13, 2004

/S/ NANCY MEROLA (Nancy Merola)	Vice President and Controller (Principal Accounting Officer)	January 13, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Silgan Holdings (incorporated by reference to Exhibit 3.1 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

3.2	Amended and Restated By-laws of Silgan Holdings (incorporated by reference to Exhibit 3.2 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

*4.1	Indenture, dated as of November 14, 2003, between Silgan Holdings Inc. and National City Bank, N.A., as trustee, with respect to the 6¾% senior subordinated notes due 2013.

*4.2	Form of new 6¾% senior subordinated notes due 2013.

*4.3	Registration Rights Agreement dated as of October 30, 2003 between Silgan Holdings Inc. and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Banc of America Securities LLC.

*5.0	Opinion of Pillsbury Winthrop LLP as to the validity of the new notes.

*8.0	Opinion of Pillsbury Winthrop LLP as to tax matters.

10.1	Amended and Restated Stockholders Agreement, dated as of November 6, 2001, among R. Philip Silver, D. Greg Horrigan and Silgan Holdings (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

10.2	Letter agreement dated November 6, 2001 between Silgan Holdings and The Morgan Stanley Leveraged Equity Fund II, L.P. (incorporated by reference to Exhibit 10.2 filed with our Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 000-22117).

10.3	Credit Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, each other Revolving Borrower party thereto from time to time, each other Incremental Term Loan Borrower party thereto from time to time, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A. and Citicorp USA, Inc., as Co-Syndication Agents, Morgan Stanley Senior Funding, Inc. and Fleet National Bank, as Co-Documentation Agents, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Joint Lead Arrangers, and Deutsche Bank Securities Inc., Banc of America Securities LLC and Salomon Smith Barney Inc., as Joint Book Managers (incorporated by reference to Exhibit 99.1 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

*10.4	First Amendment to the Credit Agreement dated as of November 4, 2003 among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, the Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent.

10.5	US Security Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 99.2 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

Exhibit Number	Description

10.6	US Pledge Agreement, dated as of June 28, 2002, among Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 99.3 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.7	US Borrower/Subsidiaries Guaranty, dated as of June 28, 2002, made by each of Silgan Holdings Inc., Silgan Containers Corporation, Silgan Plastics Corporation, Silgan Containers Manufacturing Corporation, Silgan Corporation, Silgan LLC, RXI Plastics, Inc., Silgan Vacuum Closure Holding Company in favor of the creditors thereunder (incorporated by reference to Exhibit 99.4 filed with our Current Report on Form 8-K, dated July 12, 2002, Commission File No. 000-22117).

10.8	Asset Purchase Agreement, dated as of June 2, 1995, between American National Can Company and Silgan Containers (incorporated by reference to Exhibit 1 filed with our Current Report on Form 8-K dated August 14, 1995, Commission File No. 33-28409).

10.9	Purchase Agreement, dated as of June 1, 1998, by and among Campbell, Silgan Can Company and Silgan Containers (incorporated by reference to Exhibit 2 filed with our Current Report on Form 8-K dated June 15, 1998, Commission File No. 000-22117).

10.10	Underwriting Agreement, dated as of February 13, 1997, among Silgan Holdings, Silgan Corporation, Silgan Containers, Silgan Plastics, The Morgan Stanley Leveraged Equity Fund II, L.P., Bankers Trust New York Corporation and the underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 10.40 filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Commission File No. 000-22117).

10.11	Equity Underwriting Agreement, dated November 6, 2001, among Silgan Holdings, The Morgan Stanley Leveraged Equity Fund II, L.P., and Deutsche Banc Alex. Brown Inc. and Morgan Stanley & Co. Incorporated as representatives of the several underwriters listed on Schedule I thereto (incorporated by reference to Exhibit 10.1 filed with our Annual Report on Form 10K for the year ended December 31, 2001, Commission File No. 000-22117).

10.12	Employment Agreement, dated as of September 14, 1987, between James Beam and Canaco Corporation (Silgan Containers) (incorporated by reference to Exhibit 10(vi) filed with Silgan Corporation’s Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719).

10.13	Employment Agreement, dated as of September 1, 1989, between Silgan Corporation, InnoPak Plastics Corporation (Silgan Plastics), Russell F. Gervais and Aim Packaging, Inc. (incorporated by reference to Exhibit 5 filed with Silgan Corporation’s Report on Form 8-K, dated March 15, 1989, Commission File No. 33-18719).

10.14	Employment Agreement dated as of August 1, 1995 between Silgan Containers (as assignee of Silgan Holdings) and Glenn A. Paulson, as amended pursuant to an amendment dated March 1, 1997 (incorporated by reference to Exhibit 10.19 filed with our Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 000-22117).

10.15	InnoPak Plastics Corporation (Plastics) Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.32 filed with Silgan Corporation’s Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

10.16	Containers Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.34 filed with Silgan Corporation’s Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

Exhibit Number	Description

10.17	Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.21 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.18	Form of Silgan Holdings Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.22 filed with our Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 000-22117).

10.19	Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.23 filed with our Annual Report on Form 10-K for the year ended December 31, 2002, Commission File No. 000-22117).

12.12	Computation of Ratio of Earnings to Fixed Charges for the nine months ended September 30, 2003 and 2002 (incorporated by reference to Exhibit 12.0 filed with our Quarterly Report on form 10-Q for the quarter ended September 30, 2003).

*12.2	Computation of Ratio of Earnings to Fixed Charges for the years ended December 31, 2002, 2001, 2000, 1999 and 1998.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Pillsbury Winthrop LLP (included in Exhibit 5 and Exhibit 8).

*24	Power of Attorney (included on Signature Page).

*25	Statement of Eligibility of Trustee with respect to the Notes.

*99.1	Form of Letter of Transmittal with request to the Exchange Offer.

*99.2	Form of Letter to Depository Trust Company Participants.

*99.3	Form of Letter to Clients.

*	Filed herewith